Exhibit 10.1

PURCHASE AGREEMENT

BY AND AMONG

QUANTUM COMPUTING INC.,

LUMINAR TECHNOLOGIES, INC.,

AND

THE SELLER AFFILIATES ON SCHEDULE I

Dated as of January 11, 2026

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4.22	Certain Relationships and Related Transactions	44
4.23	Top Customers and Suppliers	45
4.24	Title to Properties; Sufficiency of Assets	45
4.25	Capitalization; Subsidiaries	46
4.26	Organizational Documents	46
4.27	No Other Representations	46

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		47

5.1	Organization and Standing	47
5.2	Authority	47
5.3	No Conflicts	47
5.4	Governmental Filings and Consents	47
5.5	Litigation	47
5.6	Financial Capability	48
5.7	Solvency	48
5.8	Brokers and Finders	48
5.9	No Other Representations	48

ARTICLE VI ADDITIONAL AGREEMENTS		48

6.1	Confidentiality	48
6.2	Conduct of the Business	50
6.3	Fees and Expenses	51
6.4	Access to Information; Books and Records	51
6.5	Pre-Closing Access	52
6.6	Further Assurances	53
6.7	Tax Matters	53
6.8	Regulatory Approvals	54
6.9	Third Party Notices, Consents, etc.	56
6.10	Employee Offers	57
6.11	Post-Closing Treatment of Continuing Employees	58
6.12	Delivery of Financial Statements; Cooperation in Preparing Pro Forma Financial Statements	59
6.13	Non-Competition and Non-Solicitation.	60
6.14	Acknowledgments by Buyer	61
6.15	Bulk Transfer Laws	61
6.16	Guarantees; Other Obligations	62
6.17	Cooperation	62
6.18	Transferred Assets Relocation	62
6.19	Release of Liens	63

ARTICLE VII BANKRUPTCY PROVISIONS		63

7.1	Approval of Break-Up Fee and Expense Reimbursement	63
7.2	Competing Transaction	63
7.3	Bankruptcy Court Filings	64
7.4	Back-up Bidder	64

ARTICLE VIII CONDITIONS TO CLOSING OF THE ACQUISITION		64

8.1	Conditions to Each Party’s Obligation to Effect the Acquisition	64

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8.2	Additional Conditions to Obligations of Buyer	65
8.3	Additional Conditions to Obligations of the Seller	65

ARTICLE IX TERMINATION OF AGREEMENT		66

9.1	Termination by Mutual Consent	66
9.2	Unilateral Termination	66
9.3	Effect of Termination	67

ARTICLE X MISCELLANEOUS		68

10.1	Survival	68
10.2	Sole and Exclusive Remedy	69
10.3	Notices	69
10.4	Successors and Assigns	70
10.5	Severability	70
10.6	Amendments and Waivers	70
10.7	Entire Agreement	70
10.8	No Third Party Beneficiaries	70
10.9	Governing Law; Submission to Jurisdiction; Selection of Forum	71
10.10	Waiver of Jury Trial	71
10.11	Enforcement	72
10.12	Limitation on Liability	72
10.13	Counterparts	72
10.14	Non-Recourse	73
10.15	Legal Representation	73
10.16	Privilege	73

Schedules

Schedule I	List of Seller Parties

Exhibits
Exhibit A	Bidding Procedures Order
Exhibit B	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit C	Form of Transferred Leased Property Assignment and Assumption Agreement
Exhibit D	Patent Assignment Agreement
Exhibit E	Trademark Assignment Agreement
Exhibit F	Form of IP Assignment Agreement

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 11, 2026 (the “Effective Time”), by and among Quantum Computing Inc., a Delaware corporation (“Buyer”), and Luminar Technologies, Inc., a Delaware corporation, (the “Seller”), the other Seller Parties (and together with Buyer and the Seller the “Parties” and each a “Party”).  All capitalized terms that are used in this Agreement will have the meanings given to them in Article I.

RECITALS

A.         The Seller and certain of the other Seller Parties filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on December 15, 2025 (the “Petition Date”) and (i) are operating their businesses as debtors-in-possession under title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) and (ii) are jointly consolidated their chapter 11 cases under Chapter 11 Case No. 25-90807 (CML) (the “Bankruptcy Cases”).

B.          Buyer (i) desires to purchase from the Seller and the other Seller Parties, and the Seller and the other Seller Parties desire to sell to Buyer, all of the Transferred Assets, and (ii) desires to assume the Assumed Liabilities, in each case, subject to the terms and conditions set forth herein (such transactions, together with the other transactions contemplated hereby and by the Related Agreements, the “Acquisition”).

C.          Each of the Seller and Buyer desire to make certain representations, warranties, covenants and agreements to the other in connection with the Acquisition.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONS

1.1          Definitions. For all purposes of this Agreement, the capitalized terms in this Section 1.1 have the following meanings:

(a)         “Accounting Principles” means GAAP as of the date hereof as applied in the audited financial statements of Luminar Technologies, Inc. for the fiscal year ended December 31, 2024.

(b)         “Action” means any action, suit, claim, charge, demand, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, audit, hearing, complaint or proceeding, in each case, by or before a Governmental Authority of competent jurisdiction, arbitrator, arbitral panel or mediator.

(c)          “Acquisition” has the meaning set forth in the recitals.

(d)          “Affiliate” means, with respect to any Person, (i) if such Person is a natural Person, a spouse of such Person, or any child or parent of such Person; and (ii) if such Person is not a natural Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement, the LSI Group shall not be considered Affiliates of the Seller and the other Seller Parties.

(e)          “Agreement” has the meaning set forth in the introduction.

(f)        “Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and applicable laws passed pursuant to the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any laws of any other jurisdiction (national, state or local) where the Business operates concerning or relating to public sector or private sector bribery or corruption.

(g)          “Antitrust Laws” means (a) the Hart Scott Rodino Antitrust Improvements Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, state antitrust Laws, all applicable foreign Laws, and all applicable Laws in effect that are designed to prohibit, restrict, or regulate actions having the purpose or effect of monopolization, lessening of competition, or restraint of trade and (b) foreign direct investment laws and any applicable Laws, including any state, national, foreign, or multi-jurisdictional Laws that are designed or intended to prohibit, restrict, or regulate actions by foreigners to acquire interests in domestic equities, securities, entities, assets, land, or interests, including any Laws that provide for the review of national security or defense matters or the national interest in connection with the acquisition of any interest in or assets of a business under the jurisdiction of a Governmental Authority.

(h)          “Assumed Liabilities” has the meaning set forth in Section 2.4.

(i)           “Auction” has the meaning set forth in Section 7.4.

(j)           “Available Contract Schedule” has the meaning set forth in Section 2.7(b).

(k)         “Avoidance Action” means any claim, right or cause of action of any Seller Party that is a Debtor for avoidance, recovery, subordination or other relief arising under chapter 5 of the Bankruptcy Code or applicable state fraudulent conveyance, fraudulent transfer, or similar Laws.

(l)           “Back-Up Bidder” has the meaning set forth in Section 7.4.

(m)         “Back-Up Implementation Date” has the meaning set forth in Section 7.4.

(n)          “Back-Up Termination Date” means the first to occur of (a) consummation of the transaction with the winning bidder at the Auction and (b) Buyer’s receipt of notice from Seller of the release by Seller of Buyer’s obligations under Section 7.4.

(o)          “Bankruptcy and Equity Exceptions” has the meaning set forth in Section 4.1.

(p)          “Bankruptcy Case” has the meaning set forth in the recitals.

(q)          “Bankruptcy Code” has the meaning set forth in the recitals.

(r)           “Bankruptcy Court” has the meaning set forth in the recitals.

(s)           “Bidding Procedures Order” means that certain order of the Bankruptcy Court entered on December 30, 2025 at Docket No. 119.

(t)           “Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 3.4(a)(iv).

(u)          “Black Forest Engineering” has the meaning set forth in the preamble.

(v)          “Break-Up Fee” has the meaning set forth in Section 7.1.

(w)         “Business” means the worldwide business of the Seller and its Affiliates other than the Excluded Business.

(x)          “Business Assets” has the meaning set forth in Section 4.24(a).

(y)        “Business Data” means all sensitive and proprietary data and information, including Personal Information, Processed by or for the Seller or any of its Affiliates related to the Business.

(z)           “Business Day” means each day that is not a Saturday, Sunday or other day on which the banks based in New York, New York are generally closed.

(aa)       “Business Intellectual Property” means all Business Technology, all Business Intellectual Property Rights, and all Confidential Information related to the Business, including the Business Registered Intellectual Property.

(bb)       “Business Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Seller or any of its Affiliates (other than those Intellectual Property Rights that are LSI Group Assets), including  all of the Intellectual Property Rights listed on Section 4.12(b) of the Disclosure Schedules, and all of the other Business Registered Intellectual Property.

(cc)        “Business Material Adverse Effect” means any change, state of facts, event, circumstance or effect (any such item, an “Effect”) that, individually or in the aggregate with all other Effects that have occurred prior to the date of determination of the occurrence of the Business Material Adverse Effect, that has had, or would reasonably be expected to: (a) prevent or materially impede the ability of the Business to perform any of its covenants or obligations hereunder or the consummation by the Business of the transactions contemplated by this Agreement (other than as a result of any Action or any order issued by a Governmental Authority) or (b) have a material adverse effect on the business, assets (including intangible assets) and liabilities, financial condition, or results of operations of the Business, other than (in the case of clause (b) only) any Effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) general changes or developments affecting any of the industries in which the Business operates, (iii) changes following the date of this Agreement in any Laws or legal, regulatory or political conditions or changes following the date of this Agreement in GAAP or other applicable accounting standards, or the interpretation or enforcement thereof, (iv) any strike, labor dispute, embargo, natural disaster, pandemic, epidemic, act of God, any act of terrorism, civil unrest, war, act of war (whether or not declared as such) or other armed hostilities, any regional, national or international calamity or any other similar event, or any material worsening of such conditions existing as of the date of this Agreement; (v) any failure by the Business to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Business Material Adverse Effect (except to the extent otherwise provided herein)), (vi) any actions taken by the Seller or the other Seller Parties as expressly required by this Agreement or the Related Agreements, (vii) any action taken at the written request of Buyer; and (viii) any event or series of events attributable to the execution or announcement or the consummation of, the Acquisition, including the impact thereof, on the loss of, or disruption in, any supplier, and/or vendor relationships, or loss of personnel; provided that such Effects referenced in clauses (i) through (iv) do not, individually or when taken together with all other such Effects, have a disproportionate or unique effect on the Business as compared to other businesses in the industries in which the Business operates.

(dd)        “Business Permits” has the meaning set forth in Section 4.18.

(ee)        “Business Registered Intellectual Property” has the meaning set forth in Section 4.12(b).

(ff)        “Business Source Code” means any software source code, any material portion or aspect of software source code, or any proprietary information or algorithm contained in or relating to any software source code, of any Business Technology.

(gg)      “Business Technology” means all Technology (other than Technology that is an LSI Group Asset) (i) conceived, first reduced to practice, authored, developed or otherwise created by or for the Seller or any of its Affiliates, or (ii) that otherwise embodies or is protected by Business Intellectual Property Rights.

(hh)        “Business Top Customer” has the meaning set forth in Section 4.23(a)(i).

(ii)         “Business Top Supplier” has the meaning set forth in Section 4.23(b)(i).

(jj)         “Buyer” has the meaning set forth in the introduction.

(kk)        “Buyer Plans” has the meaning set forth in Section 6.11(b).

(ll)        “Cash” means (i) all cash and cash equivalents (including marketable securities, checks, bank deposits, cash deposited with third parties, cash posted for bonds or with respect to escrows, other Deposits and short term investments) and (ii) all bank accounts and securities accounts of the Seller and its Subsidiaries (other than the LSI Group).

(mm)      “Chosen Courts” has the meaning set forth in Section 10.9(b).

(nn)        “Closing” has the meaning set forth in Section 3.1.

(oo)        “Closing Cash Consideration” means twenty two million dollars ($22,000,000), minus fifty percent (50%) of the Closing Transfer Taxes.

(pp)        “Closing Date” has the meaning set forth in Section 3.1.

(qq)        “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(rr)         “Code” means Internal Revenue Code of 1986, as amended.

(ss)         “Competing Bid” has the meaning set forth in Section 7.2.

(tt)          “Competing Business” means (i) any business that comprises, is substantially similar to, or would compete with the worldwide business of the Seller and its Affiliates other than the Excluded Business and (ii) without limiting the generality of the foregoing, the business of designing, developing, testing, manufacturing, producing, packaging, labeling, using, selling, offering to sell, distributing, marketing, or otherwise commercializing or exploiting light detection and ranging hardware and software systems (such activities as they are conducted on the date hereof) to enable autonomy, safety, or security applications.

(uu)      “Confidential Information” means information that is not generally known or readily ascertainable through proper means including confidential and proprietary algorithms, customer lists, ideas, designs, flow charts, formulas, know-how, methods, processes, programs, schematics and techniques.

(vv)        “Confidentiality Agreement” has the meaning set forth in Section 6.1(a).

(ww)      “Consent” means any consent, approval or authorization.

(xx)        “Consultant Proprietary Information Agreements” has the meaning set forth in Section 4.12(k).

(yy)      “Contract” means any written contract, agreement, arrangement, instrument, commitment or undertaking of any nature (including any lease, license, mortgage, debenture, indenture, bond, loan agreement, note, guarantee, sublease, sublicense, subcontract, letter of intent, policy and purchase order).

(zz)        “Contracting Parties” has the meaning set forth in Section 10.14.

(aaa)       “Continuing Employee” has the meaning set forth in Section 6.10(a).

(bbb)      “Cure Notice” has the meaning set forth in Section 2.7(b).

(ccc)      “Cure Costs” means any and all amounts, costs or expenses that must be paid or actions or obligations that must be performed or satisfied pursuant to the Bankruptcy Code to effectuate the assumption by the applicable Seller Party who is a debtor, and the assignment to Buyer, of the Transferred Contracts to which such Seller Party is party, as determined by the Bankruptcy Court or agreed to by Seller, Buyer, and the non-Seller counterparty to the applicable Transferred Contract.

(ddd)      “Databases” means databases, data compilations and collections, and technical data.

(eee)      “Data Processing Obligation” means any applicable (i) Law relating to privacy, security, or data protection that is applicable to the Processing of Business Data by or for any member of the Seller Parties, (ii) Data Processing Policy, or (iii) binding requirement of any self-regulatory organization, industry standard (including, as applicable, the Payment Card Industry Data Security Standard) by which any member of the Seller Parties is bound, or any member of the Seller Parties’ obligations under any Contract by which any member of the Seller Parties are bound, in each case, relating to privacy, security, data protection, or the Processing of Business Data.

(fff)        “Data Processing Policy” means each published policy or notice of any member of the Seller Parties relating to the Processing of Business Data.

(ggg)      “Debtor” means those Seller Parties who on or prior to the Effective Time have commenced the Bankruptcy Cases.

(hhh)      “Deed” has the meaning set forth in Section 3.4(a)(vi).

(iii)        “Deposits” means all deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise and adequate assurance deposits posted in accordance with section 366 of the Bankruptcy Code) and prepaid or deferred charges and expenses (including all lease and rental payments).

(jjj)         “Designated Parties” has the meaning set forth in Section 4.17(b).

(kkk)      “Designation Deadline” has the meaning set forth in Section 2.7(d).

(lll)         “Disclosure Schedule” has the meaning set forth in Article IV.

(mmm)   “Domain Names” means domain names and web addresses, including uniform resource locators.

(nnn)      “EAR” has the meaning set forth in Section 4.17(c).

(ooo)      “Effect” has the meaning set forth in Section 1.1(ff).

(ppp)      “Effective Time” has the meaning set forth in the introduction.

(qqq)      “Electronic Delivery” has the meaning set forth in Section 10.13.

(rrr)        “Employee” means any current or former employee, consultant, independent contractor or director employed or engaged by Seller or its Affiliates (other than the LSI Group) who provides services to the Business, including any employees on a leave of absence.

(sss)       “Employee Agreement” means each employment, change in control, severance, agreement or contract, between any Seller Party, on the one hand, and any Employee, on the other hand.

(ttt)        “Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus pay, severance, benefits, termination pay, change of control pay, deferred compensation, performance awards, stock or stock related awards, phantom stock, commission, vacation, profit sharing, pension benefits, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by any Seller Party, in each case, for the benefit of any Employee and with respect to which any Seller Party could have any Liability or obligation, other than a multiemployer plan (as defined in Section 3(37) of ERISA) or  plan other than a plan maintained by a Governmental Authority.

(uuu)      “Employee Proprietary Information Agreements” has the meaning set forth in Section 4.12(k).

(vvv)      “Employment Taxes” means, without duplication, the employer portion of any employment, payroll or similar Taxes payable with respect to any bonuses, or other compensatory payments in connection with the transactions contemplated by this Agreement.

(www)   “Environmental Laws” means any Law (whether domestic or foreign) relating to (i) releases or threatened release of Hazardous Substances; (ii) pollution or protection of employee health or safety (as related to exposure to Hazardous Substances) or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

(xxx)      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(yyy)     “ERISA Affiliate” means any other current or former Person or entity under common control with Seller or that, together with Seller could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(zzz)       “Escrow Agent” has the meaning set forth in Section 3.2.

(aaaa)     “Escrow Agreement” means that certain Escrow Agreement by and between Seller and the Escrow Agent, dated as of the Effective Time.

(bbbb)    “Escrowed Funds” has the meaning set forth in Section 3.2.

(cccc)    “Excluded Business” means (i) the worldwide business of the LSI Group, and (ii) solely to the extent related to the research, design, development, testing marketing, sale, distribution or provision of and consulting services for photonics components (including high power, single mode semiconductor lasers and transmitters, detectors such as Single Photon Avalanche Diodes (SPAD) and high dynamic range avalanche photo diodes (APD)), as well as subsystem design and manufacturing for photonic and fiber optic modules, in or for purposes of markets unrelated to road vehicles, the worldwide business of the Seller and its Affiliates (other than the LSI Group); provided, however, that with respect to prong (ii) above, the Excluded Business shall not include the LiDAR Business of Seller and its Affiliates (other than the LSI Group) as conducted prior to the Petition Dates.

(dddd)    “Excluded Subsidiary” means each of (i) Luminar Semiconductor, Inc., a Delaware corporation (“LSI”), (ii) EMFOUR Acquisition Co., LLC, a Delaware limited liability company, (iii) EM4, LLC, a Delaware limited liability company, (iv) Optogration, Inc., a Delaware corporation and (v) Freedom Photonics, LLC, a California limited liability company.

(eeee)    “Executory Contract” means any Contract (including any unexpired leases) that is executory under section 365 of the Bankruptcy Code and to which any Seller Party that is a debtor is a party or a beneficiary.

(ffff)       “Export Control Laws” has the meaning set forth in Section 4.17(c)

(gggg)    “Extended Lookback Period” means since January 1, 2020.

(hhhh)    “Financial Statements” has the meaning set forth in Section 4.5(a).

(iiii)      “Fraud” means with respect to any Party, the actual and intentional common law fraud under the Laws of the State of Delaware (and not a negligent misrepresentation or omission, or any form of fraud premised on negligence, recklessness or gross recklessness) in respect of the making of the representations and warranties set forth in Article IV (solely in the case of the Seller), or Article V (solely in the case of Buyer), in each case, as finally determined by a court of competent jurisdiction.

(jjjj)        “GAAP” means U.S. generally accepted accounting principles applied on a consistent basis.

(kkkk)    “Government Approvals” has the meaning set forth in Section 6.8(a).

(llll)       “Governmental Authority” means any (i) U.S. federal, state, municipal or local or any foreign government, or political subdivision thereof, (ii) authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power, (iii) court or tribunal, (iv) arbitrator or arbitral body, (v) government-owned or controlled entity (including state-owned or state-controlled businesses or quasi-government entities), or (vi) any securities exchange.

(mmmm) “Governmental Official” means any (i) officer, agent, or employee of a Governmental Authority, (ii) person acting in an official capacity for or on behalf of a Governmental Authority, (iii) candidate for government or political office, or (iv) member of a royal family.

(nnnn)   “Hazardous Substance” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, or that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect, under Environmental Laws; and (ii) any petroleum or petroleum-derived products, per- and polyfluoroalkyl substances, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

(oooo)    “Inbound Invention Assignment Agreement” means any Contract, other than a Standard Invention Assignment Agreement or any Contract that is an LSI Group Asset, pursuant to which any third party has assigned or transferred, or agreed to assign or transfer, any Technology or Intellectual Property Rights related to the Business to Seller or any of its Affiliates.

(pppp)    “Incidental Inbound Licenses” means (i) any standard, non-negotiated licenses for Shrink Wrap Code; (ii) any Open Source Licenses governing the use of Open Source Software in the operation of the Business by the Seller or any of its Affiliates; (iii) Standard Invention Assignment Agreements; (iv) Standard Nondisclosure Agreements; and (v) Contracts containing an inbound license to use third party Intellectual Property Rights where such license is incidental to the primary purpose of such Contract (such as an inbound license to use a Person’s Trademarks in a Contract for which the primary purpose is such Person performing services for any Seller Party).

(qqqq)   “Indebtedness” means all Liabilities, without duplication, including any applicable interest and premiums, penalties, fees, expenses, breakage costs, payments resulting from a change of control or repayment cost (including with respect to any prepayment or termination thereof (regardless if any of such are actually paid or terminated)), (i) for borrowed money; (ii) evidenced by notes, bonds, debentures or similar instruments; and (iii) under capital leases classified as such under GAAP.

(rrrr)      “Initial Purchase Price Allocation” has the meaning set forth in Section 3.6.

(ssss)      “In-License” means any license or other Contract pursuant to which a third Person has licensed or granted to the Seller or any of its Affiliates, any right in or to any Technology or Intellectual Property Rights in relation to the Business (including by making available any Technology to any Seller Party or any Employee as a service or on an application service provider basis).

(tttt)       “Intellectual Property Rights” means all rights in, arising out of, or associated with Technology in any jurisdiction, including: (i) rights in, arising out of, or associated with Works of Authorship and Mask Works, including rights in Databases and rights granted under the Copyright Act; (ii) Patent Rights; (iii) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act; (iv) rights in, arising out of, or associated with Confidential Information, including trade secret rights; (v) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity; (vi) rights of attribution and integrity and other moral rights of an author; (vii) rights in, arising out of, or associated with Domain Names; and (viii) any similar, corresponding or analogous rights to any of the foregoing.

(uuuu)    “Interest Rate” means the rate designated from time to time in Section 6621(a)(2) of the Code, compounded on a daily basis.

(vvvv)   “Inventions” means inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items.

(wwww) “IRS” means the United States Internal Revenue Service.

(xxxx)    “ITAR” has the meaning set forth in Section 6.8(c).

(yyyy)    “Joint Written Instructions” means written instructions from Seller and Buyer, a form of which is attached to the Escrow Agreement as an exhibit thereto, directing the Escrow Agent to deliver the Escrowed Funds as provided for under this Agreement.

(zzzz)    “Know-How” means non-public and proprietary information, including trade secrets, ideas, inventions and invention disclosures, data, technology, platforms, formulas, compositions, plans, designs, methodologies, processes and/or procedures, specifications, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information and all other know-how, whether or not protected by patent or copyright Law.

(aaaaa)  “Knowledge of the Seller Parties” means the actual knowledge of Marc Losiewicz, Phil Bellomo, Phil Smith, Matt Weed, Thomas Beaudoin, Mark Batzdorf, Stefan Franz, William Wen, Mark Itzler and Gordon Morrison.

(bbbbb)  “Law” means any federal, state, municipal or local, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, standard ordinance, code, edict, resolution, promulgation, rule, regulation, order, judgment, ruling, writ, injunction, decree or any other similar legal requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(ccccc)   “Leased Premises” has the meaning set forth in Section 4.9(b).

(ddddd)  “Liabilities” means, with respect to any Person, any and all liabilities and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, costs, expenses, termination payment obligations, employee expense obligations and all other liabilities and obligations of such Person or any of its Affiliates, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.

(eeeee)  “LiDAR Business” means the business of designing, developing, testing, manufacturing, producing, packaging, labeling, using, selling, offering to sell, distributing, marketing, and otherwise commercializing or exploiting light detection and ranging hardware and software systems (such activities as they are conducted on the date hereof) to enable autonomy, safety, and security applications for the customers set forth on Schedule 1.1(eeeee).

(fffff)     “Lien” means any lien, statutory lien, pledge, mortgage, security interest, charge, claim, encumbrance, easement, right of way, restriction, conditional sale or other title retention agreement, other than those restrictions on transfer that arise under applicable securities Laws.

(ggggg)  “Lookback Period” means the period since January 1, 2023.

(hhhhh)  “LSI” has the meaning set forth in Section 1.1(dddd).

(iiiii)       “LSI Group” means the Excluded Subsidiaries.

(jjjjj)      “LSI Group Assets” means the assets, properties, rights, and interests that are both (i) owned, leased, or licensed by the LSI Group or which comprise the Excluded Business, and (ii) are being sold, transferred, assigned, and conveyed pursuant to the LSI Purchase Agreement to the purchaser thereof.

(kkkkk)  “LSI IP Agreements” means (a) the OGI Services Agreement (as such term is defined in the LSI Purchase Agreement); (b) the TSA (as such term is defined in the LSI Purchase Agreement); and (c) the License Agreement (as such term is defined in the LSI Purchase Agreement).

(lllll)     “LSI Purchase Agreement” means (i) that certain Stock Purchase Agreement, by and among Quantum Computing Inc., LSI, and Seller, dated December 15, 2025, or (ii) any purchase agreement entered into at or following an auction for the Excluded Business and the LSI Group Assets.

(mmmmm)  “Mask Work” means any mask work, layout, topography or other design feature with respect to any integrated circuit.

(nnnnn)  “Material Contract” has the meaning set forth in Section 4.10(b).

(ooooo)  “Nonparty Affiliates” has the meaning set forth in Section 10.14.

(ppppp)  “Open Source License” means (i) any so-called “open source,” “copyleft,” “freeware” or “general public” license (including the GNU General Public License and the GNU Affero General Public License); (ii) any Creative Commons license, or any license that is substantially similar to those listed at http://www.opensource.org/licenses/; and (iii) any license that (A) requires the licensor to permit reverse-engineering of the licensed Technology or other Technology incorporated into, derived from or distributed with such licensed Technology; or (B) requires the licensed Technology or other Technology incorporated into, derived from, or distributed with such licensed Technology (1) be distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; (3) be distributed at no charge; or (4) be distributed with certain notices or licenses (e.g., copyright notices or warranty disclaimers).

(qqqqq)  “Open Source Software” has the meaning set forth in Section 4.12(l).

(rrrrr)     “Order” means any award, writ, injunction, judgment, stay, temporary restraining order, order, decree, ruling, subpoena, verdict, decision, or other restraint promulgated, entered, issued, made, or rendered by any Governmental Authority, including any order entered by the Bankruptcy Court in the Chapter 11 Cases (including the Sale Order).

(sssss)    “Ordinary Course License” means any (i) non-exclusive Contract between (x) on the one hand, any Seller Party or, if related to the Business, any Affiliate of Seller, and (y) on the other hand, a customer, entered into in the Ordinary Course of Business where the only licenses granted are non-exclusive rights granted in connection with the customer’s use of a product of the Seller Parties and that does not permit further resale or distribution, (ii) non-exclusive license to use Business Intellectual Property contained in a Contract entered into in the Ordinary Course of Business, where the primary purpose of such Contract is to receive inbound services (such as an outbound license to use a Seller Party’s Trademarks in an inbound services agreement), or (iii) Standard Nondisclosure Agreement.

(ttttt)      “Ordinary Course of Business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice.

(uuuuu) “Organizational Documents” means, with respect to any Person who is an entity, the certificate of incorporation, bylaws and similar organization documents of such Person, as amended.

(vvvvv)  “Out-License” means any Contract related to the Business to which Seller or any of its Affiliates  are subject and that has material obligations pursuant to which (i) any rights or licenses to any Business Intellectual Property have been granted other than Ordinary Course Licenses; or (ii) any Business Technology has been provided or agreed to be provided to a third Person as a service or on an application service provider basis.

(wwwww)  “Outbound Investment Rules” has the meaning set forth in Section 4.17(e).

(xxxxx)  “Outside Date” has the meaning set forth in Section 9.2(b).

(yyyyy)  “Owned Real Property” has the meaning set forth in Section 4.9(a).

(zzzzz)   “Party” or “Parties” has the meaning set forth in the introduction.

(aaaaaa)  “Patent Rights” means all rights (other than trade secret rights) in, arising out of, or associated with Inventions, including all rights granted under the Patent Act, including any patent or patent application, utility model, or application for any utility model, inventor’s certificate or application for any inventor’s certificate, or invention disclosure statement.

(bbbbbb)  “Permits” means all material permits, concessions, grants, franchises, licenses and other similar authorizations or approvals issued by or obtained from a Governmental Authority.

(cccccc)  “Permitted Liens” means: (i) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (ii) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar Liens imposed by Law that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (iii) defects or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges, title exceptions, encumbrances (other than monetary encumbrances due to the act or omission of a Seller Party) disclosed in policies, reports or title insurance delivered to Buyer prior to the date hereof that do not materially interfere with the current use or occupancy of the Owned Real Property or the Leased Premises or the business conducted thereon; (v) zoning, entitlement and other land use and environmental regulations issued by any Governmental Authority that do not materially interfere with the current use or occupancy of the Leased Premises or the business conducted thereon and that are not violated in any material respect by the current use or occupancy of the Owned Real Property or the Leased Premises; (vi) in the case of the Business Intellectual Property, non-exclusive licenses granted in the Ordinary Course of Business; (vii) any right, title or interest of a lessor, sublessor or licensor of any Owned Real Property or Leased Premises with respect to such Owned Real Property or Leased Premises, provided that the Owned Real Property or the Real Property Lease for such Leased Premises is a Transferred Asset; and (viii) all Liens disclosed in Section (cccccc) of the Disclosure Schedule; provided, however, that solely for purposes of the definition of “Sale Order,” Article II and Article VI, Liens (A) of Persons who are party to any Real Property Lease with a Debtor, or who were party to any real property lease that would be a Real Property Lease if it was in effect as of the Effective Date, which is not a Transferred Lease and (B) which have attached to Transferred Assets located at Leased Premises which are not the subject of a Transferred Lease shall, in such circumstances, not be considered Permitted Liens.

(dddddd)  “Person” means any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

(eeeeee)  “Personal Information” means all data and information that: (i) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or (ii) constitutes “personal information”, “personal data”, or any similar term under applicable Law.

(ffffff)    “Petition Date” has the meaning set forth in the recitals.

(gggggg) “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

(hhhhhh) “Pre-Closing Period” has the meaning set forth in Section 6.2.

(iiiiii)    “Processing” means the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any data, including Personal Information.

(jjjjjj)     “Purchase Price Allocation” has the meaning set forth in Section 3.6.

(kkkkkk) “Real Property Leases” has the meaning set forth in Section 4.9(b).

(llllll)    “Registered Intellectual Property” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including all Domain Names, all registered Trademarks and applications therefor, all registered copyrights, and all patents and all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patent Rights.

(mmmmmm)  “Related Agreements” means the Bill of Sale, Assignment and Assumption Agreement, Transferred Leased Property Assignment and Assumption Agreement, IP Assignment Agreement, the Escrow Agreement, the Deed(s), the LSI IP Agreements and all other agreements, consents, instruments and certificates entered into by the Parties in connection with the Acquisition.

(nnnnnn) “Related Party” means with respect to a Person, any current or former director or officer or any current stockholder, employee, member, partner, or other Affiliate of such Person.

(oooooo)  “Reporting Entities” has the meaning set forth in Section 4.5(a).

(pppppp) “Representative” means with respect to a Person, such Person’s officers, equity securityholders, employees, directors, Affiliates, investment bankers, attorneys, accountants, or other agents, advisors or representatives.

(qqqqqq) “Restricted Period” means the period of time beginning as of the Effective Time and ending on the three (3) year anniversary of the Closing Date.

(rrrrrr)   “Restricted Territory” means (i) all counties in all of the states of the United States of America in which any Seller Party or any of their Affiliates conducts business as of the Closing Date and (ii) any other countries which any Seller Party or any of their Affiliates conducts business as of the Closing Date.

(ssssss)  “Sale Order” means an Order of the Bankruptcy Court reasonably acceptable to Buyer and Seller, with such changes as are required by the Bankruptcy Court, approving this Agreement and all Related Agreements and all of the terms and conditions hereof, and approving and authorizing the Seller to consummate the Acquisition, which shall be binding on the Seller and any successors or assigns of the Seller and shall, among other things (i) approve pursuant to sections 105 and 363 of the Bankruptcy Code (A) the execution, delivery and performance by the Seller of this Agreement with Buyer, (B) the sale of the Transferred Assets to Buyer on the terms set forth herein and free and clear of all Liens (other than Permitted Liens), and (C) the performance by the Seller of its obligations under this Agreement; (ii) find that Buyer is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, find that Buyer is not a successor to the Seller Parties, and grant Buyer the protections of Section 363(m) of the Bankruptcy Code; (iii) find that Buyer shall have no Liability or responsibility for any Liability or other obligation of the Seller Parties arising under or related to the Transferred Assets other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor, or transferee Liability, labor law, de facto merger, or substantial continuity; and (iv) find that consummation of the transactions contemplated by this Agreement shall not constitute a fraudulent transfer by the Seller Parties under applicable bankruptcy and other applicable Law.

(tttttt)     “Sanctioned Parties” has the meaning set forth in Section 4.17(b).

(uuuuuu)  “Sanctions” has the meaning set forth in Section 4.17(b).

(vvvvvv)   “Securities Act” means the Securities Act of 1933, as amended.

(wwwwww)   “Security Incident” has the meaning set forth in Section 4.12(o).

(xxxxxx)   “Seller” has the meaning set forth in the introduction.

(yyyyyy)  “Seller Fundamental Representations” means the representations and warranties of the Seller set forth in Section 4.1 (Authority), Section 4.4 (Organization; Standing), Section 4.20 (Brokers and Finders) and Section 4.25 (Capitalization; Subsidiaries).

(zzzzzz)   “Seller Guarantees” means, collectively, all letters of credit, guarantees, surety bonds, performance bonds and other financial assurance obligations issued or entered into by or on behalf of (or for the account of) Seller or any of its Affiliates in connection with the Transferred Assets.

(aaaaaaa)  “Seller Parties” means Seller and any Affiliate of Seller that is listed on Schedule I.

(bbbbbbb)   “Seller Party Transaction” has the meaning set forth in Section 4.22(a)(ii).

(ccccccc)   “Sentinel Technology” means all copies of Business Technology (including all versions (including those in development and any material predecessor versions) of proprietary software source code) comprising or used in the development, delivery, support and commercialization of Technology that is or was known as, or sold or marketed by or on behalf of any Seller Party under the name of, “Sentinel” including for the avoidance of doubt, all reasonably necessary supporting Technologies (e.g., LiDAR perception, LiDAR support functions, calibration, odometry, automated driving functions, data ingest and management, CI/CD tools, verification and validation).

(ddddddd)  “Shrink Wrap Code” means any generally commercially available software in executable code form that is available for a one-time or annual fee (whichever is higher) of not more than U.S. $500,000.

(eeeeeee)  “Solvent” means, when used with respect to any person that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (A) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

(fffffff)   “Standard Form Agreements” has the meaning set forth in Section 4.12(e).

(ggggggg) “Standard Invention Assignment Agreements” means Contracts with Employees on the forms of the Employee Proprietary Information Agreements or the Consultant Proprietary Information Agreements.

(hhhhhhh)  “Standard Nondisclosure Agreements” means nondisclosure or confidentiality Contracts relating to the Business and entered into by any Seller Party in the Ordinary Course of Business and that do not differ materially in substance from the applicable Standard Form Agreement.

(iiiiiii)    “Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

(jjjjjjj)   “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its subsidiaries; or (ii) such Person or any subsidiary of such Person is a general partner (excluding any such partnership where such Person or any subsidiary of such Person does not have a majority of the voting interest in such partnership).

(kkkkkkk) “Systems” means the computer, information technology and data processing systems, facilities and services related to the Business and used by and in the custody or control of the Seller Parties or any of its Affiliates, including all such software, hardware, networks, communications facilities, platforms and related systems and services related to the Business and used by and in the custody or control of the Seller Parties, excluding LSI Group Assets.

(lllllll)   “Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest, penalties, fines, additions to Tax or additional amounts (whether disputed or not) imposed by any Taxing Authority; (ii) any Liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being or having been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, including any Liability for Taxes of any Person imposed pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law); and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this definition as a result of being a transferee of or successor to any Person or otherwise by operation of law or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

(mmmmmmm)    “Tax Law” means any Law relating to Taxes.

(nnnnnnn)   “Tax Return” means any return, report, information statement, estimate or claim for refund with respect to any Tax (including any elections, declarations, schedules, statements or attachments thereto, and any amendment thereof), and, where permitted or required, affiliated, combined, consolidated, unitary, aggregate or similar returns for any group of entities that includes the Business.

(ooooooo) “Taxing Authority” means the IRS or any other governmental body (whether state, local or foreign) responsible for the administration of any Tax.

(ppppppp) “Technology” means, any: (i) Works of Authorship; (ii) Mask Works; (iii) Inventions; (iv) Confidential Information; (v) Databases; (vi) Trademarks; (vii) Domain Names; and (viii) tangible embodiments of the foregoing, in any form or medium whether or not specifically listed in this definition and whether or not incorporated into any product of the Seller Parties related to the Business.

(qqqqqqq)  “Termination Payment” has the meaning set forth in Section 7.1.

(rrrrrrr)  “Trademarks” means words, names, symbols, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, trade names, trade dress, trademarks and service marks.

(sssssss)  “Transaction Expenses” means all fees, costs and expenses (whether or not billed or invoiced prior to the Closing) incurred by the Seller Parties in connection with the Acquisition as of immediately prior to the Closing, including (i) all legal, accounting, tax, financial advisory, consulting and all other fees and expenses of third parties incurred by the Seller Parties in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Acquisition; (ii) any payments made or anticipated to be made by the Seller Parties as a brokerage or finders’ fee, agents’ commission or any similar charge in connection with the Acquisition; (iii) any severance, retention, bonus, change-of-control or similar payment to any Employee by any Affiliates of Seller solely in connection with the Closing pursuant to any Contract, Employee Plan or pursuant to applicable Laws; (iv) any Employment Taxes related to amounts referred to in clause (iii) of this definition, and (v) Transfer Taxes allocated to the Seller Parties pursuant to Section 6.7(b).

(ttttttt)    “Transferred Assets” has the meaning set forth in Section 2.2.

(uuuuuuu) “Transferred Books and Records” means books, records, files and papers, whether in hard copy or computer format, including sales and promotional literature, manuals and data, sales and purchase correspondence, customer lists, lists of suppliers, personnel and employment records, related to the Business, other than any Tax Returns and all records (including all working papers) related thereto.

(vvvvvvv)    “Transferred Contracts” has the meaning set forth in Section 2.2(b)

(wwwwwww) “Transferred Leased Property Assignment and Assumption Agreement” has the meaning set forth in Section 3.4(a)(v).

(xxxxxxx) “Transferred Leased Real Property” has the meaning set forth in Section 2.2(a).

(yyyyyyy)  “Transferred Leases” has the meaning set forth in Section 2.2(a).

(zzzzzzz)  “Transferred Owned Property” means the Owned Real Property described in Section 2.2(a)(ii) of the Disclosure Schedule, together with (i) all of Seller Parties’ rights, privileges and easements appurtenant thereto, including all minerals, oil, gas and other hydrocarbon substances on and under the Owned Real Property, if any, as well as all development rights, air rights, water, water rights, riparian rights and water stock relating to the Owned Real Property, if any, and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Owned Real Property and all of Seller Parties’ right, title and interest in and to all roads and alleys adjoining or servicing the Owned Real Property, if any, (ii) all of the Seller Parties’ right, title and interest, if any, all improvements and fixtures located on the Owned Real Property, including all landscaping, utilities equipment and infrastructure, drainage improvements, dikes, berms and dams any and all rights, privileges and easements appurtenant thereto, and (iii) all right, title and interest of the Seller Parties in and to all assignable current licenses, permits, certificates of occupancy, approvals and entitlements issued or granted in connection with the ownership of such Owned Real Property as well as any and all assignable development rights.

(aaaaaaaa)  “Transferred Real Property” has the meaning set forth in Section 2.2(a).

(bbbbbbbb)  “Transfer Taxes” has the meaning set forth in Section 6.7(b).

(cccccccc)  “Triggering Event” means either (i) the Seller delivers a Back-Up Implementation Notice to Buyer, or (ii) the Outside Date is extended solely as a result of the condition to Closing in Section 8.1(c) not being satisfied or waived.

(dddddddd)   “Undisclosed Contract” has the meaning set forth in Section 2.7(c).

(eeeeeeee)  “WARN Act” has the meaning set forth in Section 4.14(f).

(ffffffff)  “Willful Breach” means a material breach of any representation, warranty, covenant or agreement made by Buyer or the Seller in this Agreement which would, in any case, prevent the satisfaction of or result in the failure of any condition to the obligations of Buyer (in the case of a breach by the Seller) or the Seller (in the case of a breach by Buyer) at the Closing, and that is a consequence of an act or failure to act by such breaching party with the knowledge (including knowledge that such party reasonably should have had after making due inquiry) that the taking of such action or failure to take such action would cause a material breach of this Agreement.

(gggggggg)  “Wind-Up Date” means the date upon which all of the Seller Parties’ corporate existences cease to exist.

(hhhhhhhh)  “Works of Authorship” means published and unpublished works of authorship, including computer programs and other types of software (whether in source code, executable code, or any other form) and documentation.

1.2          Certain Interpretations.

(a)        When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated.  When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)         Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a legal entity will be deemed to include all direct and indirect Subsidiaries of such entity.

(c)          When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(d)          Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(e)          The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if.”

(f)          When used herein, references to “$” or “Dollars” are references to U.S. dollars.

(g)         The information in the Disclosure Schedule is disclosed under separate section and subsection references that correspond to the sections and subsections of this Agreement to which such information is pertinent.  Any information in the Disclosure Schedule qualifies any and all sections or subsections of the Disclosure Schedules to the extent that it is reasonably apparent on its face from a reading of the applicable Disclosure Schedule item that such item is pertinent.

(h)         The meaning assigned to each capitalized term defined and used herein is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms has a corresponding meaning.

(i)          When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns.  References to any Person include the successors and permitted assigns of that Person.

(j)          A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder.  References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(k)          All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(l)          The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m)        The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(n)         The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(o)         No summary of this Agreement or any Exhibit or Schedule (including the Disclosure Schedule) delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p)        The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties, subject to Section 10.7.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with this Agreement without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(q)        For purposes of this Agreement, references to the term “delivered by the Seller,” “delivered to Buyer,” “furnished to Buyer,” “made available to Buyer” or similar expressions will mean that the Seller has, or have caused the other Seller Parties to have: (i) posted such materials to the electronic data room maintained by the Seller through Box and have given Buyer and its Representatives access to the materials hours prior to the execution and delivery of this Agreement; (ii) set forth such materials in the Schedules or the Disclosure Schedule; or (iii) otherwise made such materials available in writing to Buyer or its Representatives prior to the execution and delivery of this Agreement.

ARTICLE II
PURCHASE AND SALE OF TRANSFERRED ASSETS

2.1         Purchase and Sale of the Transferred Assets. Subject to the terms and conditions hereof and the exclusions set forth in Section 2.2, Section 2.3, and Section 2.4, at the Closing, (a) Seller shall, and shall cause each Seller Party to, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from each Seller Party, all of such Seller Party’s right, title and interest in and to the Transferred Assets, free and clear of all Liens other than Permitted Liens, and (b) as partial consideration for the Transferred Assets, Buyer shall assume and thereafter timely pay, discharge and perform in accordance with their terms, all Assumed Liabilities. In case the sale and transfer of any Transferred Asset within the meaning of Section 2.2(i) shall be ineffective (unwirksam) under German law, the Parties agree to enter into a separate agreement to effect the sale and transfer of the relevant Transferred Asset.

2.2         Transferred Assets. As used in this Agreement, “Transferred Assets” means the following assets as the same shall exist immediately prior to the Closing:

(a)          to the maximum extent permitted by the Bankruptcy Code, (i) all leasehold interests listed on Section 2.2(a)(i) of the Disclosure Schedule (the “Transferred Leased Real Property”) held by such Seller Party and all rights in respect thereof (including, to the extent assignable or transferable, all options and rights of first refusal) and all tenements, hereditaments, appurtenances and other property rights appertaining thereto (such real property leases and leasehold interests, the “Transferred Leases” and each a “Transferred Lease”) and (ii) all Transferred Owned Property (and collectively, with the Transferred Leased Real Property, the “Transferred Real Property”);

(b)        to the maximum extent permitted by the Bankruptcy Code, (i) the LSI IP Agreements and (ii) all Contracts set forth on Section 2.2(b) of the Disclosure Schedule (clauses (i) and (ii), collectively with the Transferred Leases, the “Transferred Contracts”);

(c)          to the maximum extent permitted by the Bankruptcy Code or applicable Law, all Permits (including Environmental Permits) currently used or held for use in connection with the Business including or related to any of the other Transferred Assets, but not limited to, the Permits set forth on Section 2.2(c) of the Disclosure Schedule (the “Transferred Permits”) (for the avoidance of doubt, solely to the extent, if required under applicable Law, the applicable Governmental Authority consents to or otherwise approves the assignment or transfer of the applicable Permit);

(d)         to the maximum extent permitted by the Bankruptcy Code, all rights of such Seller Party under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors for other third parties to the extent pertaining to any Transferred Assets;

(e)        to the maximum extent permitted by the Bankruptcy Code or applicable Law, all Business Intellectual Property, including (i) all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation or other violation thereof, and rights to protection of interests therein under the Laws of all jurisdictions; and (ii) with respect to any Business Technology that is copyable or for which more than one copy exists, all copies of all such Business Technology;

(f)          the Transferred Books and Records, to the extent permitted by the Bankruptcy Code, other applicable Law (including Laws related to privacy, security, or data protection applicable to the Processing of Personal Information), and the applicable published, public-facing privacy policies and notices of each of the Seller Parties applicable to the information included in such Transferred Books and Records;

(g)        all personal property and interests therein owned by any Seller Party (including furniture, furnishings, office equipment, computer hardware and other Systems, communications equipment, vehicles, Sentinel Technology, and other tangible personal property related to the Business and located in the United States (including rights, if any, in any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person)) in the United States;

(h)        all inventory located in the United States, including raw materials, works in progress, packaging, supplies, tooling and parts, whether held at any location or facility of any Seller Party or in transit to any Seller Party;

(i)           the assets listed on Section 2.2(i) of the Disclosure Schedule;

(j)           all goodwill of the Business;

(k)          all accounts receivable other than those Excluded Assets described under Section 2.3(b);

(l)          all (1) rights against third parties regarding the Transferred Assets, including all causes of action, claims, counterclaims, defenses, demands, allowances, rights of set off, rights of recovery, rights of recoupment or rights under or with respect to express or implied guarantees, warranties, representations, covenants or indemnities made by such third parties, and other similar rights, in each case, whether direct or derivative, unknown, liquidated or unliquidated, contingent or otherwise, to the extent relating to a Transferred Assets and (2) all Avoidance Actions (i) against any Transferring Employees or (ii) arising under any Transferred Contract ((i) and (ii) collectively, the “Acquired Avoidance Actions”); provided, that Buyer will not pursue or cause to be pursued either directly or indirectly any Acquired Avoidance Actions except as a defense (collectively, (1) and (2), the “Transferred Claims”);

(m)         training data, including lidar data and camera footage, which, for the avoidance of doubt, is subject to the restriction that the owner thereof agrees not to use, or allow third parties to use, any such data or footage to attempt to identify or locate any individual person; and

(n)         other than any Excluded Assets, all other assets or rights of every kind and description related to the Business, wherever located, whether real, personal or mixed, tangible or intangible, that are owned by a Seller Party.

2.3         Excluded Assets. Notwithstanding anything to the contrary herein, the following assets of or in the possession of the Seller Parties (including all right, title, and interest therein) (the “Excluded Assets”) shall be retained by the Seller Parties and their respective Affiliates:

(a)         all Contracts and Real Property Leases other than the Transferred Contracts or Transferred Leases, respectively, which, for the avoidance of doubt shall include (i) any Contracts or Real Property Leases rejected in the Bankruptcy Cases prior to the Closing Date in accordance with this Agreement, and (ii) the Contracts and Transferred Leases set forth on Schedule 2.3(a)(ii) (“Excluded Contracts”);

(b)        all accounts receivable (i) to the extent arising under any Excluded Contract or (ii) related to the Business and existing on or prior to the Closing (including, for the avoidance of doubt, (A) invoiced accounts receivable or (B) accrued but un-invoiced accounts receivable);

(c)          all Cash;

(d)          all bank accounts of the Seller Parties;

(e)        all Personal Information that is nontransferable under the Bankruptcy Code, other applicable Law (including Laws related to privacy, security, or data protection applicable to the Processing of Personal Information) or under the current published, public-facing privacy policies or notices of any of the Seller Parties applicable to such Personal Information;

(f)          all rights against third parties (other than the Transferred Claims), including all causes of action, claims, counterclaims, defenses, demands, allowances, rights of set off, rights of recovery, rights of recoupment or rights under or with respect to express or implied guarantees, warranties, representations, covenants or indemnities made by such third parties, and other similar rights, in each case, whether direct or derivative, unknown, liquidated or unliquidated, contingent or otherwise; for the avoidance of doubt, all Avoidance Actions, other than the Acquired Avoidance Actions, shall be Excluded Assets hereunder;

(g)          all claims, rights or interests of the Seller Parties in or to any refund, rebate, abatement or other recovery for Taxes (other than in respect of any Transfer Taxes borne by Buyer or other Taxes Buyer assumed and paid pursuant to this Agreement), and any other Tax assets (including any Tax attributes of any Seller Party or any of their Affiliates, together with any interest due thereon or penalty rebate arising therefrom received from a Governmental Authority), for any Tax period (or portion thereof);

(h)          all Tax Returns and all records (including all working papers) related thereto;

(i)          all Insurance Policies and all rights of any nature with respect to any such Insurance Policy, including any recoveries thereunder and any rights to assert claims seeking any such recoveries;

(j)           all Permits (including Environmental Permits) other than the Transferred Permits;

(k)          all rights and interests of the Seller Parties under this Agreement and the Related Agreements;

(l)           all assets of the Employee Plans;

(m)         (i) all minute books (and other similar corporate records) and stock records, (ii) any copies of books and records of or in the possession of the Seller Parties or the Business that (A) any of the Seller Parties are required by Law or by order of the Bankruptcy Court to retain, (B) any of the Seller Parties reasonably believes are necessary to enable the Seller Parties to prepare and/or file Tax Returns or (C) any of the Seller Parties or Business are prohibited by Law or Contract from delivering to Buyer (including confidential and personal medical records), (iii) any copies of any books and records that Seller and its Affiliates retain pursuant to Section 6.4 or (iv) any books, records, files or papers that are not Transferred Books and Records;

(n)          (i) all records and reports prepared or received by any Seller Party or any of its Affiliates in connection with the sale of the Business or the Acquisition or this Agreement or any Related Agreement, including all analyses relating to the Business or related to Buyer or any third-party bidder or potential purchaser, (ii) all bids and expressions of interest received from third parties with respect to the Business or the other businesses of Seller and (iii) all privileged communications described in Section 10.16;

(o)         all inventory located outside the United States, including raw materials, works in progress, packaging, supplies, tooling and parts, whether held at any location or facility of any Seller Party or in transit to any Seller Party; and

(p)          all right, title and interest in and to all equity interests of any Excluded Subsidiary or any Subsidiary of any Seller Party.

2.4          Assumed Liabilities. As used in this Agreement, “Assumed Liabilities” means only the following Liabilities of the Seller Parties (other than the Excluded Liabilities) which shall be assumed by Buyer at the Closing:

(a)          all Liabilities arising under any of the Transferred Contracts solely to the extent arising from events, facts or circumstances that occur after the Closing;

(b)          all Liabilities with respect to Transfer Taxes allocated to Buyer pursuant to Section 6.7(b) and any Taxes allocated to Buyer pursuant to Section 6.7(c);

(c)          all Cure Costs payable by Buyer pursuant to Section 2.7;

(d)         all Liabilities relating to Buyer’s ownership or operation of the Transferred Assets or the Business, including under Environmental Laws, solely to the extent arising from events, facts or circumstances that occur after the Closing; and

(e)          all Liabilities relating to amounts required to be paid by Buyer hereunder.

2.5          Excluded Liabilities. As used in this Agreement, “Excluded Liabilities” means all Liabilities of the Seller Parties or with respect to the Transferred Assets that, in each case, are not Assumed Liabilities, including the following Liabilities of the Seller Parties:

(a)          any Indebtedness;

(b)          any Liability to the extent arising out of any Excluded Asset;

(c)          any Liability for Taxes of the Seller Parties for any taxable period, other than Taxes described in Section 2.4(b);

(d)          any Liability expressly retained by the Seller Parties pursuant to Section 6.11;

(e)          any Liability for any intercompany accounts payable to any Seller Party;

(f)          any Transaction Expenses;

(g)        to the extent not comprising Cure Costs, all accounts payable existing on the Closing Date (including, for the avoidance of doubt, (i) invoiced accounts payable and (ii) accrued but un-invoiced accounts payable, other than any accounts payable arising out of the Excluded Assets);

(h)          any Liability relating to the Employee Benefit Plans;

(i)           any Liability relating to Employees and Employee Agreements; and

(j)           Liabilities relating to amounts to be paid by the Seller Parties pursuant to this Agreement, including brokers fees.

2.6        Non-Assignment of Certain Transferred Assets. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the Consent of a third party (including any Governmental Authority) and after giving effect to the provisions of the Bankruptcy Code, would constitute a breach or other contravention thereof or a violation of applicable Law or Order of the Bankruptcy Court.  If, on the Closing Date, any such Consent has not been obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of applicable Law or order of the Bankruptcy Court, the Seller Parties and Buyer will, subject to Section 6.8 and 6.9, cooperate in good faith to enter into a mutually agreeable arrangement under which, for up to six (6) months following Closing, (a) Buyer would, in compliance with applicable Law or order of the Bankruptcy Court, obtain the benefits and assume the obligations and bear the economic burdens associated with such Transferred Asset in accordance with this Agreement, including, for example (and without limitation of other similar arrangements being employed instead and in place thereof), by subcontracting, sublicensing or subleasing such Transferred Asset to Buyer or (b) the Seller Parties would enforce for the benefit (and at the expense) of Buyer any and all of the Seller Parties’ rights, claims or benefit against a third party associated with such Transferred Asset and the Seller Parties would promptly pay to Buyer when received all monies received by them under any such Transferred Asset, claim, right or benefit (net of the Seller Parties’ expenses incurred in connection with any assignment or other performance contemplated by this Section 2.6).

2.7          Designated Contracts and Real Property Leases; Cure Costs.

(a)         Closing and Payment of Cure Costs.  Subject to Section 2.6 and Section 3.3, at the Closing and pursuant to Section 365 of the Bankruptcy Code and the Sale Order, each Seller Party shall assume and assign to Buyer, and Buyer shall assume from such Seller Party the Transferred Executory Contracts to which such Seller Party is a party.  All Cure Costs shall be paid by Buyer on or before Closing (or, with respect to any Contract for which a cure objection has not been finally resolved as of the Closing, in accordance with Section 2.7(e)).

(b)        Cure Notice.  In accordance with the Bidding Procedures Order, Seller shall (i) file with the Bankruptcy Court a list of each Executory Contract and the proposed amount of the Cure Costs associated with such Executory Contract (such list, the “Available Contract Schedule”) and (ii) serve written notice (each, a “Cure Notice”) to the non-debtor counterparty to each Executory Contract, which notice shall include the Available Contract Schedule.

(c)          Undisclosed Contracts.  If, at any time prior to the Closing Date, any Seller Party becomes aware that it is a party to an Executory Contract that is not listed on the Available Contract Schedule (each, an “Undisclosed Contract”), Seller will update the Available Contract Schedule with respect to such Undisclosed Contract and (i) file with the Bankruptcy Court such updated schedule, and (ii) serve a Cure Notice, which notice shall include such updated schedule, to the non-debtor counterparty to such Undisclosed Contract.

(d)         Contract Designation by Buyer.  Buyer shall have the right, during the period commencing on the date hereof and ending on the date that is three (3) Business Days prior to the Closing (the “Designation Deadline”), to notify the Seller in writing (i) of any additional Executory Contract that it wishes to be assigned to it on the Closing Date (each such Contract, a “Transferred Executory Contract”), in addition to any Executory Contract identified on Schedules 2.2(a)(i) and 2.2(b), and (ii) to remove any Executory Contract previously designated for assignment, in which case, each such additionally identified Executory Contract shall be deemed a Transferred Contract for purposes hereof and added to Schedule 2.2(a)(i) or Schedule 2.2(b) and each removed Executory Contract shall deemed an Excluded Contract.  Any Executory Contract not designated by Buyer in writing as a Transferred Executory Contract as of the Designation Deadline shall be deemed an Excluded Contract.  On or as soon as reasonably practicable after the Closing Date, Seller will file with the Bankruptcy Court a notice of assumption and shall serve such notice on each applicable non-debtor counterparty, which notice of assumption shall identify the final list of all Transferred Executory Contracts. For the avoidance of doubt, the Seller shall file such motions or pleadings as may be appropriate or necessary to assume and assign the Transferred Contracts and to determine the amount of the Cure Costs.  Notwithstanding the foregoing, an Executory Contract shall not be a Transferred Contract hereunder and shall not be assigned to, or assumed by, any Seller Party if such Executory Contract is validly terminated by the other party thereto, or terminates or expires in accordance with its own terms on or prior to the Designation Deadline and is not continued or otherwise extended prior to or upon assumption.

(e)        Resolution of Cure Disputes.  If any objections are filed by, or received from, any non-debtor counterparty in response to a Cure Notice, Seller will use commercially reasonable efforts to resolve any such objections with such non-debtor counterparty.  If any such cure objection is not consensually resolved or finally determined by the Bankruptcy Court prior to the Closing Date with respect to any Transferred Executory Contract, so long as Buyer (i) pays on or before the Closing Date such non-debtor counterparty an amount equal to the undisputed portion of Cure Costs payable with respect to such Transferred Executory Contract and (ii) appropriately reserves funding for the disputed portion of such Cure Costs pending resolution of such cure objection, subject to entry by the Bankruptcy Court of the Sale Order, Seller shall assume and assign such Transferred Executory Contract to Buyer at the Closing and upon either the consensual resolution or final determination by the Bankruptcy Court of such cure objection, Buyer shall promptly pay to such non-debtor counterparty any remaining Cure Costs owing to such non-debtor counterparty with respect to such Transferred Executory Contract.

(f)          IP Designation By Buyer.  To the extent any Business Intellectual Property (and any related Transferred Assets) is or becomes the subject of any pending or threatened Action that Buyer determines cannot be finally resolved at least five (5) Business Days prior to the Closing (the “IP Designation Deadline”), Buyer shall have the right, during the period commencing on the date hereof and ending on the Designation Deadline, to notify the Seller in writing to remove any such Business Intellectual Property (and any related Transferred Assets) previously designated for assignment, in which case, each such removed Business Intellectual Property (and any related Transferred Assets) shall deemed an Excluded Asset. If Buyer exercise its option under this Section 2.7(f), Seller agrees, subject to applicable Law, to separately transfer what becomes an Excluded Assets pursuant this Section 2.7(f) to Buyer for no additional consideration.

ARTICLE III
CLOSING; CLOSING CASH CONSIDERATION

3.1         Closing. The closing of the Acquisition (the “Closing”) will take place remotely via the electronic exchange of executed documents and other closing deliverables on a Business Day as promptly as practicable, but in any event no later than the second (2nd) Business Day, following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article VIII, or such time or place as Buyer and the Seller shall have agreed in writing.  The date upon which the Closing actually occurs shall be referred to as the “Closing Date.”

3.2         Purchase Price Deposit. Upon the execution of this Agreement, pursuant to the terms of the Escrow Agreement, Buyer shall immediately deposit with Citibank N.A., in its capacity as escrow agent (the “Escrow Agent”) the sum of two million two hundred thousand dollars ($2,200,000) by wire transfer of immediately available funds (the “Escrowed Funds”), to be released by the Escrow Agent and delivered to either Buyer or Seller in accordance with this Agreement and the provisions of the Escrow Agreement.  The Escrowed Funds (together with all accrued investment income thereon), if any, shall be distributed upon the earlier of the Closing or the termination of this Agreement in accordance with Section 9.1 or 9.2, as applicable.

3.3         Closing Payment. In consideration for the sale of the Transferred Assets and the other transactions contemplated hereby, at the Closing, Buyer shall (a) pay to the Seller by bank wire transfer of immediately available funds to an account designated in writing by the Seller an amount equal to Closing Cash Consideration, (b) assume the Assumed Liabilities, and (c) pay an amount equal to fifty percent (50%) of the Closing Transfer Taxes to the applicable Taxing authorities in satisfaction of Seller’s obligations pursuant to the first sentence of Section 6.7(b).

3.4          Closing Deliveries.

(a)          Deliveries by the Seller.  At the Closing, the Seller shall (or shall cause the other Seller Parties to), in the manner and form, and to the locations, reasonably specified by Buyer, deliver to Buyer the following:

(i)        a certificate, validly executed by an authorized officer of the Seller, which represents that the conditions to the obligations of Buyer set forth in Sections 8.2(a), 8.2(b), and 8.2(c) have been satisfied in full (unless otherwise waived in accordance with the terms hereof);

(ii)       an IRS Form W-9 duly executed by each Seller Party;

(iii)      the duly executed copy of the Joint Written Instructions, directing the Escrow Agent to deliver to Seller the Escrowed Funds;

(iv)      the duly executed copy of the Bill of Sale, Assignment and Assumption Agreement for the Transferred Assets (other than the Transferred Leases), in the form attached hereto as Exhibit B with such changes, including separate versions thereof, as are reasonably necessary to accurately reflect the transfers contemplated by this Agreement (the “Bill of Sale, Assignment and Assumption Agreement”);

(v)       the duly executed copy of an Assignment and Assumption Agreement for each Transferred Lease, in the form attached hereto as Exhibit C with such changes, including separate versions thereof, as are reasonably necessary to accurately reflect the transfers contemplated by this Agreement (the “Transferred Leased Property Assignment and Assumption Agreement”);

(vi)      a duly executed and acknowledged grant deed (without warranty), in recordable form of the applicable jurisdiction, for each Transferred Owned Property (each a “Deed” and collectively, the “Deeds”);

(vii)     the duly executed copy of a Patent Assignment Agreement, attached hereto as Exhibit D with such changes, including separate versions thereof, as are reasonably necessary to accurately reflect the transfers contemplated by this Agreement (the “Patent Assignment Agreement”);

(viii)   the duly executed copy of a Trademark Assignment Agreement, attached hereto as Exhibit E with such changes, including separate versions thereof, as are reasonably necessary to accurately reflect the transfers contemplated by this Agreement (the “Trademark Assignment Agreement”);and

(ix)      the duly executed copy of an IP Assignment Agreement, attached hereto as Exhibit F with such changes, including separate versions thereof, as are reasonably necessary to accurately reflect the transfers contemplated by this Agreement (the “IP Assignment Agreement”).

(b)          Deliveries by Buyer.  At the Closing, Buyer shall deliver to the Seller the following:

(i)        to the extent the transactions contemplated by the LSI Purchase Agreement (as amended, modified, or supplemented) have not be consummated, the duly executed copy of the License Agreement (as such term is defined in the LSI Purchase Agreement (as amended, modified, or supplemented)) by Buyer;

(ii)       to the extent the transactions contemplated by the LSI Purchase Agreement (as amended, modified, or supplemented) have not be consummated, the duly executed copy of the TSA (as such term is defined in the LSI Purchase Agreement (as amended, modified, or supplemented)) by Buyer;

(iii)      to the extent the transactions contemplated by the LSI Purchase Agreement (as amended, modified, or supplemented) have not be consummated, the duly executed copy of the OGI Services Agreement (as such term is defined in the LSI Purchase Agreement (as amended, modified, or supplemented)) by Buyer;

(iv)      a certificate, validly executed by an authorized officer of Buyer, which represents that the conditions to the obligations of the Seller set forth in Sections 8.3(a) and 8.3(b) have been satisfied in full (unless otherwise waived in accordance with the terms hereof);

(v)        the Estimated Closing Cash Consideration minus the Escrowed Funds;

(vi)      the duly executed copy of the Joint Written Instructions, directing the Escrow Agent to deliver to Seller the Escrowed Funds;

(vii)     the duly executed copy of the Bill of Sale, Assignment and Assumption Agreement;

(viii)    the duly executed copy of the Transferred Leased Property Assignment and Assumption Agreement;

(ix)      the duly executed copy of the Patent Assignment Agreement; and

(x)        the duly executed copy of the Trademark Assignment Agreement.

3.5        Withholding.  Each of the Seller and Buyer shall be entitled to deduct and withhold from the payment of any consideration payable or otherwise deliverable to any Person under this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable Laws.  To the extent that amounts are so withheld and timely paid by the Seller or Buyer to the applicable Taxing Authorities on behalf of the Seller or any other Person, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.  To the extent Buyer believes that any payment under this Agreement will be subject to any deduction or withholding in respect of Taxes, Buyer shall use commercially reasonable efforts to notify the Seller of its intention to so deduct or withhold and provide the Seller with reasonable opportunity (and in any event no later than ten (10) days prior to making any payment hereunder) to provide such forms, certificates or other documentation as would permit such payment to be made without any such deduction or withholding or at a reduced rate of deduction or withholding.  Buyer acknowledges and agrees that, other than a deduction and/or withholding attributable to the failure of a Seller Party to provide the IRS Form W-9 described in Section 3.4(a)(ii), no withholding applies to the Closing Cash Consideration.

3.6        Purchase Price Allocation. Buyer and Seller agree to allocate the Closing Cash Consideration (as finally determined hereunder), the Assumed Liabilities, and all other relevant items among the Transferred Assets in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder.  Reasonably in advance of the Closing Date, the Buyer shall deliver to Seller its proposed allocation for review and comment.  Buyer and Seller shall mutually cooperate to resolve any differences in good faith, with the objective of having an agreed allocation at least three (3) Business Days prior to the Closing (the “Initial Purchase Price Allocation”). No later than five (5) Business Days after the Closing, the Buyer shall deliver to Seller the final allocation of the Closing Cash Consideration, Assumed Liabilities and all other relevant items (as adjusted after giving good faith consideration to any Seller comments) as of the Closing Date among the Transferred Assets, determined in a manner consistent with the proposed allocation agreed by the Parties before Closing (the “Purchase Price Allocation”).  The Initial Purchase Price Allocation shall govern the remittance of any Transfer Taxes. The Purchase Price Allocation shall be conclusive and binding on the Parties.  None of the Parties shall take any position inconsistent with the Purchase Price Allocation on any Tax Return or in any audit or Tax proceeding, unless otherwise required by a final determination by a Governmental Authority.  Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 3.6 shall survive the Closing without limitation.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller, on behalf of itself and the Seller Parties, represents and warrants to Buyer, except as set forth in the disclosure schedules delivered concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”), as follows:

4.1         Authority. Except for such authorizations required by the Bankruptcy Court, the Seller has all necessary corporate power and authority to execute and deliver, and to cause the Seller Parties to execute and deliver, as applicable, this Agreement, the Related Agreements and each certificate and other instrument required hereby to be executed and delivered by the Seller or the other Seller Parties and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  Except for such authorizations required by the Bankruptcy Court, the execution, delivery and performance by the Seller, the other Seller Parties, as applicable, of this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered pursuant hereto, and the consummation by the Seller Parties of the Acquisition and the other transactions contemplated hereby and thereby, as applicable, have been duly and validly authorized by all necessary corporate action on the part of such Seller Parties.  No corporate proceedings on the part of the Seller are necessary to authorize this Agreement, the Related Agreements or any other certificate or instrument required to be executed and delivered by the Seller or the other Seller Parties, as applicable, pursuant hereto or to consummate the Acquisition or any other transactions contemplated hereby or thereby.  Except for such authorizations required by the Bankruptcy Court, this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by the Seller pursuant hereto, as applicable, has been duly and validly executed and delivered by Seller, as applicable, and, assuming the due authorization, execution and delivery by Buyer, as applicable, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors or similar Laws affecting creditors’ rights generally; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (collectively, the “Bankruptcy and Equity Exceptions”).

4.2          No Conflicts. The execution and delivery of this Agreement, the Related Agreements, and each certificate and other instrument required to be executed and delivered by the Seller and the other Seller Parties, as applicable, pursuant hereto, the compliance with the provisions of this Agreement, the Related Agreements, and each certificate and other instrument required to be executed and delivered by the Seller or the other Seller Parties, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, in each case, will not (a) conflict with or violate its Organizational Documents; (b) conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice, consent or waiver under, or result in the loss of any benefit to which the Business is entitled under any Contract, Permit, or other interest to which the any member of the Business is a party, by which the Business is bound or to which the Transferred Assets; (c) result in the creation or imposition of any Lien on the Transferred Assets, except for any Permitted Liens; or (d) violate any Laws applicable to the Business or any of its properties or assets, except in the case of each of the foregoing clauses (b), (c) and (d), as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.  There are no agreements granting to any third party any right of first opportunity or right of first refusal related to any Business Assets, Business Intellectual Property, or future revenues or profits of the Business.

4.3         Governmental Filings and Consents. No Consent of any Governmental Authority is required on the part of the Seller or the Business in connection with the execution and delivery of this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by the Seller, as applicable, pursuant hereto or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except for (a) the approval of the Bankruptcy Court, (b) filings pursuant to Antitrust Laws and (c) any Consents that if not obtained or made would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.

4.4         Organization; Standing. The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has full corporate or other similar power and authority to conduct the Business as currently conducted and as currently proposed to be conducted.  Each of the Seller Parties, is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it, requires such qualification, except for such failures to be so duly qualified and in good standing that would not, individually or in the aggregate, result in a Business Material Adverse Effect.

4.5          Financial Statements.

(a)        Financial Statements.  The (i) the audited consolidated financial statements of Seller and its Subsidiaries (the “Reporting Entities”) as of and for the fiscal year ended December 31, 2024 (including the related notes and the auditor’s report thereon, the “Audited Financial Statements”), and (ii) the unaudited condensed consolidated interim financial statements of Luminar Technologies, Inc. and its Subsidiaries as of and for the nine-month period ended September 30, 2025 (including the related notes, if any, the “Unaudited Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”) have been filed with the Securities and Exchange Commission. The Financial Statements (A) are prepared in accordance with the books and records of the Reporting Entities; (B) have been prepared in accordance with the Accounting Principles (except that in the case of the Interim Financial Statements they do not contain footnotes or normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material) applied on a consistent basis throughout the periods indicated and consistent with each other except, if applicable, as may be indicated in the notes thereto; (C) fairly present in all material respects the consolidated financial condition of the Reporting Entities at the dates therein indicated and the consolidated results of operations and cash flows of the Business (as through each Reporting Entity) for the periods therein specified (subject, in the case of Unaudited Financial Statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material); and (D) are true, complete and correct in all material respects.

4.6          Absence of Changes.

(a)          Generally.  Since July 31, 2025, (i) the Business has operated in the Ordinary Course of Business; and (ii) no Business Material Adverse Effect has occurred.

(b)          Specific Items.

(i)   Without limiting the generality of Section 4.6(a), since July 31, 2025, the Seller Parties have not, with respect to the Business:

a)          declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or agreed to do any of the foregoing, or purchased or redeemed or agreed to purchase or redeem, directly or indirectly, any shares of its capital stock;

b)          materially increased any compensation or fringe benefits payable to, or paid any bonus or granted any increase in severance or termination pay, to any Person or otherwise materially changed any of the terms of employment or service for any of its Employees, in each case, outside the Ordinary Course of Business;

c)           entered into any loan or advanced any money or other property with any of its Employees outside the Ordinary Course of Business; or

(ii)  Without limiting the generality of Section 4.6(a), since July 31, 2025, the Seller Parties have not, with respect to the Business:

a)           mortgaged, pledged or subjected to any Lien, other than Permitted Liens, any of its properties or material assets, tangible or intangible;

b)           acquired or disposed of any assets or properties having a value in excess of $500,000 in the aggregate;

c)           forgiven or cancelled any debts or claims, or waived any rights, having a value in excess of $200,000 in the aggregate;

d)          incurred any capital expenditure or made a commitment with respect to any capital expenditure in an amount exceeding $500,000 in the aggregate;

e)          revalued any of its assets (whether tangible or intangible) related to the Business, including writing down the value of inventory or writing off, discounting or otherwise compromising any notes or accounts receivable in an amount in excess of $500,000 in the aggregate;

f)          sold, licensed, assigned or disposed of, or suffered any Lien placed upon, any Business Intellectual Property (other than Ordinary Course Licenses);

g)           incurred any damage, destruction or loss to any material property or material assets of the Business, whether or not covered by insurance; or

h)           entered into any agreement, commitment or obligation to do any of the foregoing.

4.7        Absence of Undisclosed Liabilities. The Business has no Liabilities (required to be reflected in financial statements prepared in accordance with the Accounting Principles or the notes thereto), except for (i) current Liabilities that are reflected in the Financial Statements, (ii) liabilities that have arisen since July 31, 2025 in the Ordinary Course of Business (none of which is a liability in respect of any breach of Contract, breach of warranty, tort or violation of Law), and (iii) other Liabilities, except that would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.

4.8          Taxes.

(a)         Tax Returns.  The Seller Parties have prepared (or caused to be prepared) and timely filed all material Tax Returns with respect to the Transferred Assets with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time to make such filings), and, as of the time of filing, all such Tax Returns (taking into account all amendments thereto) are true, complete, and correct in all material respects.  All material Taxes with respect to the Transferred Assets shown as due and payable on such Tax Returns have been fully and timely paid.

(b)       Payment.  All material amounts of Taxes that (i) the Seller Parties were obligated to withhold from amounts owing to any employee, creditor, owner or third party providing services solely for the benefit of the Business or the Transferred Assets, have been duly and timely withheld and paid over to the appropriate Taxing Authority.

(c)        Claims. There is no written claim, audit, examination, or other proceeding pending or, to the Knowledge of the Seller Parties, threatened in writing by any Governmental Authority with respect to any material amount of Taxes of the Seller Parties relating to the Transferred Assets.

(d)          No Liens.  There are no Tax liens upon any of the Transferred Assets, other than Permitted Liens.

(e)         General. Notwithstanding any other provision in this Agreement, (i) the representations and warranties in this Section 4.8 are the only representations and warranties in this Agreement of the Seller Parties with respect to the Tax matters of the Business and the Transferred Assets  and (ii) none of the Buyer or any of its Affiliates may rely on any of the representations and warranties in this Section 4.8 with respect to any position taken in or any Taxes with respect to any Post-Closing Tax Period.

4.9          Property.

(a)         Owned Real Property.  Section 4.9(a) of the Disclosure Schedule sets forth a list of any real property or interests therein owned or purported to be owned by the Seller Parties (the “Owned Real Property”), a complete legal description thereof, the date of acquisition, and the acreage of the land and square footage of any buildings situated thereon.  The applicable Seller Party has fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b)         Leased Real Property.  Section 4.9(b) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed as of the Effective Time by or from the Seller Parties and which are related to the Business, or otherwise used or occupied by the Business or the Seller Parties (the “Leased Premises”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date of the lease, license, sublease or other occupancy right and each amendment thereto.  Seller has provided Buyer with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Premises, including all amendments, terminations and modifications thereof (“Real Property Leases”).  All Transferred Leases are in full force and effect and are valid and enforceable in accordance with their respective terms.  The execution and delivery of this Agreement by the Seller Parties does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Seller Parties or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Transferred Leases, or otherwise adversely affect the continued use and possession of the Transferred Real Property for the conduct of business as presently conducted.  The Transferred Leased Real Property are in good operating condition and repair and are suitable for the conduct of the Business as presently conducted therein.  There are no other parties occupying or to the Knowledge of the Seller Parties, with a right to occupy the Transferred Leased Real Property. To the Knowledge of the Seller Parties, the Seller Parties have not received any written notices of any violations of Law regarding the Transferred Leases Real Property.

(c)       Transferred Real Property.  The Seller Parties have performed, in all material respects, all of their obligations under any termination agreements pursuant to which they have terminated any leases of real property that are no longer in effect and have no continuing liability with respect to such terminated real property leases except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.  The Seller Parties are not subject to any agreement or subject to any claim that may require the Business to pay of any real estate brokerage commissions, and no such commission is owed with respect to any of the Transferred Leased Real Property except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect. The Seller Parties could not be required to expend more than $50,000, in causing any Transferred Leased Real Property to comply with the surrender conditions set forth in the applicable Real Property Lease.

(d)       Owned Premises.  To the Knowledge of the Seller Parties there are no pending or threatened special assessments or improvements of any public or quasi-public body in process or completed which will give rise to any special assessment against any Owned Real Property. To the Knowledge of the Seller Parties, there are no Laws or any judicial or administrative action or any natural or artificial condition on any Owned Real Property which would, in the aggregate, have a Business Material Adverse Effect upon any Owned Real Property which have not been disclosed in Section 4.9(d) of the Disclosure Schedule.  To the Knowledge of the Seller Parties, there are no parties in possession of any portion of any Owned Real Property except the Seller Parties operating the Business thereon.  There currently exists water, sewer, gas, electrical, telephone and telecommunication lines at the Owned Real Property.  Each Owned Real Property has access to a public right of way.  There are currently in existence no operating or management agreements with respect to any Owned Real Property. There is no pending or, to the Knowledge of the Seller Parties, threatened condemnation or similar proceeding affecting any Owned Real Property or any portion thereof, and the Seller Parties have no Knowledge that any such action is currently contemplated.  There are no material legal actions, suits or other legal or administrative proceedings pending or threatened against the Seller Parties, or, to the Knowledge of the Seller Parties, against third parties, affecting any Owned Real Property or Transferred Leased Real Property.

(e)        Liens on Owned Real Property.  With respect to every Lien encumbering any Owned Real Property, (i) no default, event or default, or event which with the giving of notice or passage of time or both would constitute a default or event of default exists thereunder or under any instrument evidencing, securing or otherwise relating to the indebtedness secured thereby, and the Seller Parties have not been given notice by any holder of any such instrument of such a default, event of default or other event, and (ii) the consummation of the transactions contemplated under this Agreement or the prepayment of any indebtedness evidenced or secured by any Owned Real Property is not prohibited by the holder of any such instrument.

4.10        Contracts.

(a)         Material Contracts.  Section 4.10 of the Disclosure Schedule sets forth a true, correct and complete list of each of the following Contracts that is related to the Business and to which Seller or any of its Affiliates is a party, or by which Seller’s or any of its Affiliate’s assets or properties are bound:

(i)          any Contract or series of related Contracts pursuant to which Seller or any of its Affiliates has made expenditures or payments in excess of $300,000 in the aggregate in the eighteen (18) months preceding the date of this Agreement and for which such party has ongoing obligations or rights thereunder, other than Real Property Leases, Employee Plans and Employee Agreements;

(ii)         any employment contract or commitment of the Seller or any of its Affiliates with any Employee that provides for annual compensation that could exceed $100,000, other than at-will employment agreements providing no severance or other post-termination benefits;

(iii)         any agreement obligating Seller or any of its Affiliates to indemnify any Person, other than (A) Contracts on Standard Form Agreements; (B) Real Property Leases or (C) indemnification obligations entered into in the Ordinary Course of Business;

(iv)        any Contract for the purchase, lease, license or rental of equipment in excess of $100,000 on a one-time or annual basis (inclusive of any payments which may have been made by Seller or any of its Affiliates);

(v)         any Contract that will not expire in accordance with its terms and that Seller or any of its Affiliates may not terminate in its discretion with ninety (90) or fewer days’ notice during the twelve (12)-month period following the date of this Agreement without Liability or other further material obligations, other than (A) indemnification obligations entered into in the Ordinary Course of Business, (B) nondisclosure or confidentiality provisions in Contracts entered into in the Ordinary Course of Business; (C) Employee Agreements entered into with Employees that do not differ in any material respect from Seller’s or any of its Affiliates’ form Employee Proprietary Information Agreement and (D) Real Property Leases;

(vi)           any In-Licenses and Out-Licenses listed or required to be listed in Section 4.12(d) of the Disclosure Schedule;

(vii)         any partner, distributor, reseller, revenue sharing, sales representative or similar Contract;

(viii)       any Contract (A) limiting the freedom of the Seller or any of its Affiliates to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Business Intellectual Property; (B) under which the Seller or any of its Affiliates grant most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights or terms to any Person; or (C) otherwise limiting the right of the Seller or any of its Affiliates to (1) sell, distribute, provide, make available, or manufacture any products, services, or Technology; (2) charge desired prices for use or distribution of any Business product; (3) purchase or otherwise obtain any services or any software or other Technology; or (4) grant reseller or distribution rights to third parties;

(ix)       any Contract restricting the ability of a Seller or any of its Affiliates to hire or solicit potential Employees other than Standard Form Agreements;

(x)          all Contracts pursuant to which Seller or any of its Affiliates has agreed to any material restriction on its right to use or enforce any Business Intellectual Property Rights (other than nonexclusive licenses to Business Intellectual Property granted by the Seller Parties in the Ordinary Course of Business and that do not otherwise grant any exclusive rights);

(xi)        all Contracts pursuant to which Seller or any of its Affiliates has agreed to transfer or sell rights in or with respect to any Technology or Intellectual Property Right that is or was Business Intellectual Property;

(xii)       any Contract providing for the development of any Technology, independently or jointly, by or for Seller or any of its Affiliates, other than Standard Invention Assignment Agreements;

(xiii)       any (A) Contract evidencing Indebtedness to any Person; (B) capitalized lease obligation; (C) commitment to provide any of the foregoing; or (D) any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or Liabilities of any other Person;

(xiv)       any Contract entered into during the five (5) year period prior to the date of this Agreement for the past, present or future disposition of any portion of the Transferred Assets or Business (whether by merger, sale of stock, sale of assets or otherwise), or the acquisition of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);

(xv)         any Contract relating to the formation, creation, operation, management, or control of a joint venture, partnership, or other similar arrangement with one or more Persons;

(xvi)        any referral, affiliate marketing, joint marketing or similar Contract;

(xvii)       any settlement agreement of Seller or any of its Affiliates;

(xviii)      any Contract with any Governmental Authority or any subcontract to any Contract with any Governmental Authority;

(xix)        any Contract with any Business Top Customer;

(xx)         any Contract with any Business Top Supplier;

(xxi)        any Contract that, following the Closing, would or would purport to require Buyer or any of its Affiliates to grant any license under Intellectual Property Rights; and

(xxii)       any Transferred Lease.

(b)       Validity.  Each Contract set forth in Section 4.10(a) of the Disclosure Schedule (such Contracts, together with each Contract required to be set forth in such Section of the Disclosure Schedule in order to make the representation and warranty corresponding thereto true and complete, whether or not actually disclosed therein, a “Material Contract”) is a valid and binding agreement of Seller or any of its Affiliates (as applicable) and is in full force and effect in accordance with its terms.  Seller or any of its Affiliates (as applicable) (i) has complied in all material respects with the provisions of each such Material Contract, and (ii) is not in material default or material breach under the terms of any Contract (a “default” being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance that would, upon receipt of notice or with the passage of time, constitute a default or give rise to a right of termination).  The consummation of the Acquisition will not give rise to any such default or material breach.  To the Knowledge of the Seller Parties, there currently exist no facts or circumstances that would serve as a basis for any material default or material breach of any Material Contract. (A) The Business has not failed to satisfy (and no Person has claimed or threatened to claim in writing or, to the Knowledge of the Seller Parties, orally, that Seller or any of its Affiliates (as applicable) has failed to satisfy) any service level requirement, minimum performance guaranty or similar commitment or arrangement under any Material Contract, and (B) there is no basis for such a claim, except as would not be expected to result in any material Liability to the Business.  During the Lookback Period, neither Seller nor any of its Affiliates has provided any (1) material refund, credit or other compensation or allowance to any Person as a result of any service level requirement, minimum performance guaranty or similar commitment or arrangement; or (2) other material refund, credit, or other compensation or allowance to any Person under any Material Contract.  To the Knowledge of the Seller Parties, no other party to any Material Contract is in material default or breach of such Material Contract. Neither Seller nor any of its Affiliates has amended or waived in any material respect, granted any material consent under, or released or assigned any right to any claims under, any Material Contract, or received notice of termination by a third party with respect to any Material Contract.

4.11        Employee Benefit Plans and Compensation.

(a)        Employee Plans.  Section 4.11(a) of the Disclosure Schedule contains a true, correct and complete list of each material Employee Plan and each material Employee Agreement, other than offer letters for at-will employment, forms of which have been made available to Buyer and are listed on Section 4.11(a) of the Disclosure Schedule, entered into in the Ordinary Course of Business and that do not provide for severance or other change in control related benefits (other than as required by applicable Law) or otherwise deviate from the forms in any material respect.

(b)         Employee Plan Compliance.  The Business has performed all obligations required to be performed by it under, is not in default or violation in any respect of, and, to the Knowledge of the Seller Parties, there is no default or violation by any other party to each Employee Plan, and each Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable Laws, including ERISA and the Code.  Any Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, obtained a favorable determination, notification, advisory or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination.  For each Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is reasonably expected to adversely affect such qualified status.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan.  There are no audits, inquiries or proceedings pending or, to the Knowledge of the Seller Parties, threatened by the IRS, the United States Department of Labor or any other Governmental Authority with respect to any Employee Plan except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.

(c)          No Pension Plan, Funded Welfare Plans or MEWAs.  In respect of Employees, no Seller Party has ever maintained, established, sponsored, participated in or contributed to any (i) “employee pension benefit plan” within the meaning of Section 3(2) of ERISA or subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) “funded welfare plan” within the meaning of Section 419 of the Code; or (iii) multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers that are not ERISA Affiliates (including one or more self-employed individuals), or to their beneficiaries.

(d)       Collectively Bargained, Multiemployer and Multiple-Employer Plan.  At no time has any Seller Party contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) covering Employees.  No Seller Party has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code in respect of Employees.

(e)          No Post-Employment Obligations.  No Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, post-termination or retiree life insurance or health benefits to any Employee (or his or her eligible beneficiaries) for any reason, except as may be required by COBRA or other applicable Law, and no Seller Party has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee or other Person would be provided with life insurance, health benefits after termination of employment, except to the extent required by COBRA or other applicable Law.

4.12        Intellectual Property.

(a)         Technology.  All material Business Technology was developed solely by either (i) employees of the Seller Parties acting within the scope of their employment; or (ii) contractors, consultants or other Persons who have validly and irrevocably assigned all of their rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Seller or another Seller Party.

(b)         Registered Intellectual Property.  Section 4.12(b) of the Disclosure Schedule (i) lists all material Registered Intellectual Property related to the Business owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to the Seller or any of its Affiliates (“Business Registered Intellectual Property”), indicating for each item of Business Registered Intellectual Property, the registered owner, filing date, expiration date, registration or application number and the applicable filing jurisdiction and (ii) lists any material actions that must be taken by the Seller or any of its Affiliates  within 90 days after the date hereof with respect to perfecting, maintaining, or renewing any of the foregoing, including the payment of any fees or the filing of any documents, applications or certificates.  All necessary fees in connection with any material Business Registered Intellectual Property that are or will be due for payment, and all documents and certificates that are or will be due for filing, on or before the Closing Date have been or will be timely paid or timely filed for the purposes of maintaining such Business Registered Intellectual Property. The Seller and its Affiliates have recorded each assignment of material Business Registered Intellectual Property to the Seller or an Affiliate of Seller by a third Person with each relevant Governmental Authority.  Neither the Seller nor any of its Affiliates has received a disclosure of any material Inventions related to the Business from their respective employees for which corresponding Patent Rights have not been registered or applied for.

(c)         Title to and Enforceability of Business Intellectual Property.  Except as set forth in Section 4.12(c) of the Disclosure Schedule, the Seller or a Seller Party is the sole and exclusive owner of each material item of Business Intellectual Property, free and clear of any Liens, and has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation thereof.  No Business Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement, or stipulation that restricts in any material manner the use, transfer or licensing thereof by the Seller or a Seller Party.  All material Business Intellectual Property Rights are sustaining and, to the Knowledge of the Seller Parties, valid and enforceable.  Section 4.12(c) of the Disclosure Schedule lists any proceedings or actions before any court or tribunal to which the Seller or any of its Affiliates is a party in which claims are raised relating to the validity, enforceability, scope, or ownership of any issued Business Registered Intellectual Property.  The Seller and its Affiliates have not permitted any material Technology or any material Intellectual Property Right that is or was Business Intellectual Property to enter into the public domain.  The Seller and its Affiliates have not transferred full or partial ownership of, or granted any exclusive license with respect to, any material Intellectual Property that is or was Business Intellectual Property.

(d)      In-Licenses and Out-Licenses.  Section 4.12(d)(i) of the Disclosure Schedule lists (i) all Inbound Invention Assignment Agreements; and (ii) all material In-Licenses, other than Incidental Inbound Licenses.  Section 4.12(d)(ii) of the Disclosure Schedule lists all material Out-Licenses, other than Ordinary Course Licenses.

(e)        Standard Form Agreements.  Copies of Seller’s, and if related to the Business, its Affiliates’ standard forms, of (i) customer agreements, (ii) distributor, reseller, or referral agreements, and (iii) confidentiality or nondisclosure agreements (collectively, the “Standard Form Agreements”) that are either: (1) currently in use; or (2) were used during the Lookback Period and materially deviate from the agreements currently in use, have been made available to Buyer prior to the execution of this Agreement.

(f)          No Infringement.  Except as would not be expected to result in a Business Material Adverse Effect (i) the Seller Parties have not during the Extended Lookback Period, infringed, misappropriated, violated or otherwise made unlawful use of the Intellectual Property Rights of any other Person, and (ii) the operation of the Business as conducted during the Extended Lookback Period, currently conducted and as currently proposed to be conducted by the Seller and its Affiliates, including the design, development, delivery, promotion, provision, operation, support and maintenance of the Business products, has not and does not infringe, misappropriate, violate or make unlawful use of any Intellectual Property Rights of any Person, violate any right of any Person, or constitute unfair competition or trade practices under any Laws.  Since the Lookback Period, the Seller and its Affiliates have not received written notice from any Person claiming that such operation or any action by the Seller or its Affiliates, any Business product or any Business Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person, makes any unlawful use of any Technology or Intellectual Property Rights of any Person, violates the rights of any Person or constitutes unfair competition or trade practices pursuant to the Laws of any jurisdiction (nor, to the Knowledge of the Seller Parties, is there any basis therefor).

(g)         Third Party Rights.  No third party that has licensed Intellectual Property Rights or provided any Technology to the Seller, or, if related to the Business, any of its Affiliates, has retained or been assigned an ownership interest in or any exclusive license to any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Seller or any of its Affiliates that are, or at the time of such retention or assignment were, material to the Business.

(h)         Effects of Transaction.  Neither this Agreement nor the Acquisition will cause or result in, in each case pursuant to any Contracts to which the Seller or its Affiliates are subject: (i) release of, or any right to request release of, any source code of Buyer or any of its Affiliates; (ii)  Buyer or any of its Affiliates to be obligated to pay any royalties, fees, or other consideration with respect to Systems, other Technology or Intellectual Property Rights of any third Person in excess of those payable by the Seller or its Affiliates in the absence of this Agreement or the consummation of the Acquisition; or (iii) any material restriction on Buyer or any of its Affiliates’ ability to transfer or license any Business Intellectual Property Rights.

(i)         No Third Party Infringement.  To the Knowledge of the Seller Parties, no Person is infringing, misappropriating, violating or otherwise making unlawful use of any Business Intellectual Property, or has done so previously, except for any such infringements that would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.  The Seller and its Affiliates have taken commercially reasonable security measures, in accordance with standard industry practice, including measures designed to protect against unauthorized disclosure, to protect the secrecy, confidentiality, and value of Know-How included in the Business Intellectual Property or which a third party has provided to the Seller or any of its Affiliates under an obligation of confidentiality, including requiring each Person with access to such Know-How, to execute a binding confidentiality agreement to the extent such Persons are not otherwise bound by substantially similar confidentiality obligations by virtue of their role or status.

(j)          No Government Funding.  Except as set forth in Section  4.12(j) of the Disclosure Schedule, no government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any material Business Intellectual Property.

(k)       Proprietary Information Agreements.  Copies of the Seller’s and, if related to the Business, its Affiliates’ standard form of Employee Agreement containing any assignment or license of Intellectual Property Rights (collectively, the “Employee Proprietary Information Agreements”) and the Seller’s and, if related to the Business, its Affiliates’ standard form of professional services, development, consulting, or independent contractor agreements containing any assignment or license of Intellectual Property Rights (the “Consultant Proprietary Information Agreements”), in each case, that are either: (1) currently in use; or (2) were used during the Lookback Period and materially deviate from the agreements, have been made available to Buyer prior to the execution of this Agreement.  To the Knowledge of the Seller Parties, all current or former employees, consultants, or independent contractors employed or engaged by the Seller or its Affiliates who have been or are currently involved in the development of any material Business Intellectual Property have executed the applicable form of Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement without excluding or reserving any Technology or Intellectual Property Rights related to or necessary for the Business as currently conducted or as currently proposed to be conducted.  The Seller Parties have taken reasonable steps to protect the confidentiality of their trade secrets and other Confidential Information and those of any third Persons that have been provided to the Seller Parties.

(l)         Use of Open Source Software.  The Seller and its Affiliates have not used any software that is licensed under an Open Source License (“Open Source Software”) in any manner that (i) requires the disclosure or distribution of any Business Source Code (other than such unmodified Open Source Software); (ii) requires the licensing of any Business Intellectual Property Rights for the purpose of making derivative works; (iii) imposes any restriction on the consideration to be charged for the distribution of any Business Intellectual Property; (iv) creates, or purports to create, obligations for the Seller or its Affiliates with respect to any Business Intellectual Property or grants, or purports to grant, to any third party any rights or immunities under any Business Intellectual Property Rights; or (v) imposes any other material limitation, restriction or condition on the right of the Seller or its Affiliates to use or distribute any Business Intellectual Property.  With respect to any Open Source Software that is or has been used in connection with the Business, the Seller and its Affiliates have been and are in material compliance with all applicable licenses with respect thereto.

(m)        Source Code.  Neither the Seller nor any of its Affiliates nor, to the Knowledge of the Seller Parties, any Person acting on their behalf has disclosed, delivered or licensed to any Person, or agreed to disclose, deliver or license to any Person, any Business Source Code, except for disclosures to any of their respective current or former employees, consultants, or independent contractors pursuant to agreements that prohibit use and disclosure except for use in the performances of services to the Business.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will or could reasonably be expected to result in the delivery, license or disclosure of any material Business Source Code to any third party.

(n)         Privacy and Data Processing. The Seller Parties and, to the Knowledge of the Seller Parties, all third Persons acting on behalf of the Seller Parties that have access to or otherwise Process Business Data on behalf of the Business that is included within the Transferred Assets, comply, and during the Lookback Period, have complied with all Data Processing Obligations, in each case, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.  The execution, delivery and performance of this Agreement, and the transfer of all Business Data to Buyer in connection with the same, in each case, by the Seller Parties, will not violate any applicable Data Processing Obligation, in each case, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.  Copies of all currently published, public-facing Data Processing Policies and any Data Processing Policies addressed in Sections 2.2(f) or 2.3(e) of this Agreement have been made available to Buyer.  No disclosures contained in any Data Processing Policy have been materially inaccurate, misleading, deceptive or in material violation of applicable Data Processing Obligations.  There is no, and during the Lookback Period there has been no, complaint or any audit (aside from ordinary course internal or customer audits conducted by or for the Seller Parties), proceeding, investigation or claim pending against, the Seller Parties by any Person with respect to privacy, security, data protection, or the Processing of Business Data included within the Transferred Assets, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.

(o)        Security. The Seller Parties have at all times since the beginning of the Lookback Period implemented, maintained, and monitored reasonable and appropriate plans, policies, and measures (including with respect to technical, administrative, and physical security) designed to preserve and protect the confidentiality, availability, security, and integrity of all Systems and Business Data included within the Transferred Assets.  The Seller Parties’ security plans, policies, and measures comply, and at all times have complied, in each case, in all material respects, with all applicable Data Processing Obligations.  Except as set forth on Schedule 4.12(o), the Seller Parties have implemented and maintained reasonable and appropriate disaster recovery and business continuity plans, procedures and facilities for the Business and all Systems and Business Data included within the Transferred Assets.  The Seller Parties have remediated all material privacy, data protection, and security gaps and vulnerabilities related to the Systems and Business Data included within the Transferred Assets identified by or to the Seller Parties, including in any review or assessment conducted by or for the Seller Parties.  During the Lookback Period, there has been no material breach or security incident, or material successful ransomware, denial of access, or denial of service attack, hacking, or similar material security-related event with respect to any Systems or Business Data included within the Transferred Assets, nor any material accidental, unlawful, or unauthorized access to, or other Processing of Business Data included within the Transferred Assets (each, a “Security Incident”).  During the Lookback Period, no Seller Party has been required under any Data Processing Obligation to notify, any Governmental Authority or any other Person in relation to any Security Incident or any actual or alleged violation of any Data Processing Obligation.

4.13     Insurance. Section 4.12(n) of the Disclosure Schedule contains a true, correct and complete list of all material insurance policies maintained by or on behalf of the Business, and the Seller has made available all such policies to Buyer.  Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured and limit of liability.  Such policies are in full force and effect, and, to the Knowledge of the Seller Parties, the Business has complied with the provisions of such policies except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.  In addition, to the Knowledge of the Seller Parties, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits of any such insurance policy.  To the Knowledge of the Seller Parties, there is no claim by the Business pending under any of such insurance policies as to which coverage has been questioned, denied or disputed or that the Business has a reason to believe will be denied or disputed by the underwriters of such insurance policies.  To the Knowledge of the Seller Parties, all premiums due and payable under all such insurance policies have been paid.  To the Knowledge of the Seller Parties, there has been no threatened termination of any such insurance policy.  To the Knowledge of the Seller Parties, the Business has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

4.14        Personnel.

(a)        Results of the Acquisition.  Neither the consummation of the Acquisition nor any termination of employment or service (or constructive termination or other change) in connection therewith will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Employee; (ii) materially increase or otherwise enhance any benefits otherwise payable by the Seller Parties to any Employee; (iii) result in the acceleration of the time of payment or vesting or obligation to fund any such benefits, except as required under Section 411(d)(3) of the Code; (iv) increase the amount of compensation or benefits due to any Employee; or (v) result in the forgiveness in whole or in part of any outstanding loans made by any Seller Party to any Employee.

(b)        Compliance with Laws.  The Seller Parties are in compliance with all Laws applicable to the Business respecting employment, discrimination in employment, fair employment practices, equal employment, terms and conditions of employment, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants), wages (including overtime wages), compensation and hours of work, and occupational safety and health and employment practices except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect, and is not engaged in any material unfair labor practice within the meaning of the National Labor Relations Act.  During the Lookback Period, the Seller Parties have not engaged any Employee whose employment would require special licenses or permits.  The Seller Parties have, during the Lookback Period, withheld all amounts required by applicable Laws or by Contract to be withheld from the wages, salaries and other payments to Employees, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing, except as would not be expected to result in any material Liability to the Business.  The Seller Parties have, during the Lookback Period, paid in full to all Employees all wages, salaries, commissions, bonuses, benefits and other compensation due to be paid to or on behalf of such Employees, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.  The Seller Parties do not have any Liability with respect to any misclassification of any (i) Employee as an independent contractor rather than as an employee; (ii) Employee leased from another employer; or (iii) Employee currently or formerly classified as exempt from overtime wages, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.  During the Lookback Period, the Seller Parties have not engaged any consultants, sub-contractors or freelancers who, according to applicable Laws, would be entitled to the rights of an employee in respect of the Business, including rights to severance pay, vacation, and other employee-related statutory benefits, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.  The Seller Parties are not subject to a conciliation agreement, consent decree or other Contract, agreement or order with any Governmental Authority that imposes any material ongoing remedial obligation with respect to the Business. During the Lookback Period, there has not been, and there currently are no controversies pending or, to the Knowledge of the Seller Parties, threatened between any Seller Party and any of its Employees or other service providers related to the Business that have or have threatened to result in an Action, arbitration, suit, proceeding, claim, arbitration or investigation before any Governmental Authority.

(c)        Labor Matters.  Section 4.14(c) of the Disclosure Schedule contains a true, correct and complete list of each collective bargaining agreement, labor union Contract (including any Contract or agreement with any works council, trade union, or other labor-relations entity) or similar Contract to which any Seller Party is a party or by which such Seller Party or any of the Transferred Assets are bound with respect to any Employee or other service provider, and no such collective bargaining agreement or other union Contract is being negotiated by any Seller Party with respect to the Business.  There is no pending formal written or, to the Knowledge of the Seller Parties, oral demand for recognition or any other request or demand from a labor organization for representative status with respect to any Employee.  To the Knowledge of the Seller Parties, there are no activities or proceedings of any labor union to organize any Employees.  There is no material labor dispute, concerted refusal to work overtime, strike or work stoppage against the Seller Parties pending or, to the Knowledge of the Seller Parties, threatened that may interfere with the respective business activities of the Business.  The Business has not committed any unfair labor practice within the meaning of the National Labor Relations Act during the Lookback Period, and there is no material charge or complaint against any Seller Party by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Knowledge of the Seller Parties, threatened.

(d)        Employee Information.  Section 4.14(d) of the Disclosure Schedule contains a table setting forth the name, employing entity, location, hiring date, exempt/nonexempt status, annual salary, commissions and bonus targets for the current fiscal year and any commissions or bonuses earned during the current or prior fiscal year that remain unpaid, and accrued but unpaid vacation balances of each current Employee as of the date of this Agreement.  To the Knowledge of the Seller Parties, no employee listed on Section 4.14(d) of the Disclosure Schedule with annual base compensation over $200,000 has indicated any intent to resign from his or her employment within the next twelve (12) months for any reason, other than in accordance with the employment arrangements provided for in this Agreement.

(e)         Consultant Information.  Section 4.14(e) of the Disclosure Schedule contains a table setting forth a true, correct and complete list of all current consultants, advisory board members, seconded workers and independent contractors related to the Business, and for each the initial hire date or date of the engagement, a description of the remuneration arrangements applicable to each, a brief description of the services provided and the specific entity for whom they provide services.

(f)         WARN Act. The Seller Parties are in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), and any similar state or local Law.  The Seller Parties have not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business during the Lookback Period.  During the Lookback Period, there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Business.  During the Lookback Period, the Seller Parties have not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any state, local or foreign Law similar to the WARN Act.

4.15      Litigation. There is no (a) material Action pending or threatened against the Seller Parties with respect to the Business or any of its properties or material assets, or the Acquisition, (b) governmental inquiry or investigation pending or, to the Knowledge of the Seller Parties, threatened against the Seller Parties with respect to the Business or any of its properties or material assets (including any inquiry as to the qualification of the Business to hold or receive any license or Permit) or (c) to the Knowledge of the Seller Parties, facts or circumstances that could form the basis of any Action against the Seller Parties with respect to the Business, except, in each case, as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.  The Seller Parties are not subject to, or in default with respect to, any order, writ, injunction or decree of any Governmental Authority known to or served upon the Seller Parties with respect to the Business, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.  There is no Action by the Seller Parties with respect to the Business pending, threatened or reasonably anticipated against any other Person, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.

4.16        Environmental Matters. Except as would not reasonably be expected to result in the Business incurring material Liabilities:

(a)          The Business is, and during the Lookback Period has been, in compliance with all Environmental Laws.

(b)        The Business has not received any written notice asserting that the Business is in violation of or noncompliance with Environmental Laws, the subject of which is unresolved.

(c)        The Business has not (i) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances, (ii) arranged for the disposal, discharge, storage or release of any Hazardous Substances, or (iii) exposed any Employee to any Hazardous Substances, in each case so as to give rise to any Liability under any Environmental Law.

(d)         To the Knowledge of the Seller Parties, (i) there has been no release or threatened release of any Hazardous Substance by the Business or any other Person on, upon, into or from any site currently or previously owned, leased or otherwise used by the Seller Parties and (ii) there have been no Hazardous Substances generated by the Business that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the United States, in each such case that the Business would reasonably be expected to incur Liability under Environmental Laws.

(e)        The Seller Parties are not party to any Contract that relates to the Business that will require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party for, or otherwise assume, any Liabilities of any other Person arising out of any Environmental Law.

(f)          The consummation of the transactions contemplated hereby will not trigger, require or give rise to (i) any site investigation, notification, risk assessment, or corrective action, or (ii) any cleanup, remediation, removal, abatement or response action, with respect to the Transferred Real Property.

(g)          The Seller has made available to Buyer copies of all material environmental reports and environmental studies or assessments in the possession or reasonable control of the Business that are related to the environmental condition of any real property currently or formerly owned, leased or operated by the Business.

4.17        Compliance with Laws.

(a)          Compliance with Laws.  The Business is in compliance with, and the Business has not received in the past three (3) years any written notices of violation with respect to, any Law with respect to the conduct of the Business or the ownership or operation of the Business except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.  The Business is not under investigation with respect to, has not in the past three (3) years been threatened to be charged with or been given notice of any violation of any Law, and there are no facts or circumstances that could form the basis of any such investigation, charge or notice of any material violation of Law.

(b)        Sanctions.  For the past five (5) years, the Business has complied with applicable laws and regulations pertaining to trade and economic sanctions administered by the United States and any other applicable jurisdiction (collectively, “Sanctions”) except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.  The Seller Parties are not and none of their directors, officers, Employees or, to the Knowledge of the Seller Parties, any other Person associated with or acting on their behalf is: (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (“Restricted Countries”); (ii) owned or controlled by the government of a Restricted Country; (iii) designated on any applicable sanctioned parties list, including the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List and Sectoral Sanctions Identification List and the U.S. Commerce Department’s Denied Persons List, Entity List and Military End-User List (collectively, “Designated Parties”); or (iv) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party (collectively, “Sanctioned Parties”).  For the past five (5) years, the Seller Parties have not and none of their officers, directors, or employees, with respect to the Business have: (i) been the subject or target of any investigation, prosecution, other enforcement action, or government inquiry related to Sanctions violations; or (ii) submitted a voluntary self-disclosure to any U.S. or other relevant government agency regarding actual or potential Sanctions violations.  The Business maintains policies and procedures reasonably designed to promote compliance with applicable Sanctions.

(c)         Export Controls.  For the past five (5) years, the Business has complied with applicable provisions of U.S. export control laws and regulations, including the Export Administration Regulations (“EAR”) and the International Traffic in Arms Regulations (“ITAR”), and the export control laws and regulations of any other applicable jurisdiction (collectively, “Export Control Laws”), in each case, except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.  Without limiting the foregoing: (a) the Business has obtained all material required export licenses and other approvals and timely filed any other required filings to the extent required pursuant to Export Control Laws; (b) the Business is in compliance with the terms of all applicable export licenses, filing requirements or other approvals except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect; (c) there are no pending or, to the Knowledge of the Seller Parties, threatened claims or investigations against the Business with respect to Export Control Laws; and (d) there are no actions, conditions, or circumstances pertaining to the Business’s export transactions that would reasonably be expected to give rise to any material future claims.  Section 4.17(c) of the Disclosure Schedule sets forth a complete list of the products and technologies designed, developed, or produced by the Business and the applicable export classification for each such product or technology.

(d)         Anti-Corruption.  The Seller Parties (including any of their officers, directors, employees, and, to the Knowledge of the Seller Parties, agents or other Person acting on their behalf) have at all times for the last three (3) years been, and are currently, in compliance in all material respects with all applicable Anti-Corruption Laws with respect to the Business.  No Seller Party nor any of their officers, directors, employees, or to the Knowledge of the Seller Parties, agents or other Person acting on their behalf has, directly or indirectly, provided, offered, authorized, or promised to provide any unlawful contributions, gifts, entertainment or other unlawful expenses or other unlawful expenses, contribution, bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of Anti-Corruption Laws with respect to the Business.  The Seller Parties (including any of their officers, directors, employees, or, to the Knowledge of the Seller Parties, agents or other Person acting on their behalf) have not offered, made, promised to make, or authorized the making of any unlawful gift or payment of money or anything of value either directly or indirectly to any Person, or to a Governmental Official, for purposes of (i) influencing any act or decision of any Person, or such Governmental Official in their official capacity, (ii) inducing any Person or such Governmental Official to do or omit to do any act in violation of their lawful duty, (iii) securing an improper advantage or (iv) inducing such Person or Governmental Official to use their influence improperly including with a Governmental Authority to affect or influence any act or decision, including of such Governmental Authority, in order to obtain, retain or direct or assist in obtaining, retaining or directing business to any Person, in each case, with respect to the Business.  There are no pending or, to the Knowledge of the Seller Parties, threatened claims, charges, investigations, violations, settlements or Actions with respect to the Business and any Anti-Corruption and Anti-Bribery Laws, and, to the Knowledge of the Seller Parties, there is no known basis therefor.  No Seller Party has received an allegation or whistleblower complaint, or conducted any investigation regarding Anti-Corruption Laws with respect to the Business.  The Seller Parties have established and maintained compliance programs and reasonable internal controls and procedures designed to promote compliance by the Business (including any of their officers, directors, employees, agents or other Person associated with or acting on their behalf) with the Anti-Corruption Laws.  The Seller Parties keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Business.

(e)         The Business (1) either is not (i) a “person of a country of concern” (as defined in the rules set forth at 31 C.F.R. Part 850, as implemented or revised from time to time (“Outbound Investment Rules”)); or (ii) engaged in any “covered activities” (as defined in the Outbound Investment Rules); and also (2) is not a person that directly or indirectly holds a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management of policies of any “covered foreign person” (as defined in the Outbound Investment Rules).

4.18       Permits. Section 4.18 of the Disclosure Schedule sets forth each Permit that is required for the operation of the Business, as applicable, as currently conducted (collectively, the “Business Permits”), and each such Business Permit is in full force and effect as of the date of this Agreement.  The Business is in material compliance with all such Business Permits.  As of the date of this Agreement, to the Knowledge of the Seller Parties, no suspension, cancellation, modification, revocation or nonrenewal of any Business Permit is pending or threatened in writing or orally.

4.19       Banking Relationships. Section 4.19 of the Disclosure Schedule contains a true, correct and complete list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Seller Parties have an account, safe deposit box or other arrangement with respect to the Business, and the names of all Persons authorized to draw on or who have access to such account, safe deposit box or other arrangement as the date of this Agreement.  To the Knowledge of the Seller Parties, there are no outstanding powers of attorney executed by or on behalf of the Seller Parties with respect to the Business. All cash and cash equivalents of the Business are held in accounts in the name of the Business and are scheduled on Section 4.19 of the Disclosure Schedule.

4.20      Brokers and Finders. Except with respect to Jefferies LLC, the Business has not incurred, or will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or the Acquisition, and Buyer will not incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Business.

4.21        Books and Records, Complete Copies. The Seller has made available to Buyer true, correct and complete copies, to the extent permitted by applicable Law, of each material permit issued by or obtained from a Governmental Authority that is required for the operation of the Business, as applicable, as of the Effective Time.  The books, records and accounts of the Business (i) are true, correct and complete; (ii) accurately and fairly reflect the transactions and dispositions of the assets and properties of the Business; and (iii) accurately and fairly reflect the basis for the Financial Statements, except, in each case, as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.

4.22        Certain Relationships and Related Transactions.

(a)          Related Parties.

(i)          Section 4.22(a)(i) of the Disclosure Schedule contains a true, correct and complete list of each Contract to which the Seller Parties or any of their material assets or properties, in each case, with respect to the Business, are bound and to which any Related Party of the Seller Parties, or any of their immediate family members, is a party or has an interest in (other than employment, compensation and benefit arrangements for services as an officer, director or employee thereof), whether directly or indirectly, including for Indebtedness (if any) between the Seller Parties, on the one hand, and any Related Party of the Business, on the other hand.  To the Knowledge of the Seller Parties, none of the Related Parties of the Seller Parties or any of their immediate family members (A) has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property Right) that is used in, or that relates to, the Business or (B) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any Person that competes with, does business with or has any Contract with, the Business (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded).

(ii)         Section 4.22(a)(ii) of the Disclosure Schedule contains a true, correct and complete list of each Contract that (a) is material or (b) is made not in the Ordinary Course of Business, in each case, between the Seller or any of its Affiliates (other than the Seller Parties), on the one hand, and any Seller Party, on the other hand, with respect to the Business (each, a “Seller Party Transaction”).  Except for this Agreement, the License Agreement and the TSA, from and after the Closing, the Business shall not be bound by any Seller Party Transaction or have any continuing obligation or liability to the Seller or any of its Affiliates (other than the Business) in connection with any Seller Party Transaction.

4.23        Top Customers and Suppliers.

(a)          Customers.

(i)         Section 4.23(a)(i) of the Disclosure Schedule contains a true, correct and complete list of the top ten (10) customers of the Business based on revenue generated for the Business during the twelve (12) months prior to the Effective Time (each such customer, a “Business Top Customer”), as well as the type of customer and the amount of revenue generated from such Business Top Customer during such period.

(ii)        The Business has not received written notice that (A) any Business Top Customer intends to cancel or otherwise materially and adversely modify its relationship with the Business (whether related to payment, price or otherwise); or (B) any Business Top Customer is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase goods or services from the Business consistent with past custom and practice.  There are no material disputes pending or threatened in writing under or relating to any Contract between the Seller Parties and any Business Top Customer.

(b)          Suppliers.

(i)         Section 4.23(b)(i) of the Disclosure Schedule contains a true and correct list of the top ten (10) suppliers of the Business based on dollar value of purchases by the Business during the twelve (12) months prior to the Effective Time, excluding lessors, licensors or sublessors under the Real Property Leases (each such supplier, a “Business Top Supplier”).

(ii)        The Business has not received written notice that (A) any Business Top Supplier intends to cancel or otherwise materially and adversely modify its relationship with the Business (whether related to payment, price or otherwise); or (B) any Business Top Supplier is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Business consistent with past custom and practice.  There are no material disputes pending or threatened in writing under or relating to any Contract between the Seller Parties and any Business Top Supplier.

4.24        Title to Properties; Sufficiency of Assets.

(a)         The Seller Parties have, or as of immediately prior to the Closing will have, good and valid title to or a valid leasehold interest in all of the material properties, assets, interests and rights reflected in the Financial Statements as being owned or leased, as applicable, by it, free and clear of all Liens (other than Permitted Liens) with respect to the Business.

(b)         Except for the Excluded Assets, the properties and assets exclusively owned by the Seller Parties immediately prior to Closing constitute, and that will be exclusively owned by the Buyer immediately after the Closing will constitute all the properties and assets of the Business that: are, or were in the past eighteen (18) months, used in, held for use in or relate to, the conduct of the Business, as conducted or contemplated to be conducted as of immediately prior to the Closing or in the past eighteen (18) months (collectively, “Business Assets”).  In addition, except for the Excluded Assets, the Business Assets, together with the properties and assets leased or licensed by the Seller Parties under the Transferred Contracts immediately prior to Closing, and that will be leased or licensed by the Buyer under the Transferred Contracts immediately after the Closing, and the services and licenses to be provided pursuant to the LSI IP Agreements (including the exhibits thereto) (i) will permit Buyer to continue to operate and conduct the Business immediately following the Closing in substantially the same manner in which the Business was conducted and contemplated to be conducted as of immediately prior to the Closing and (ii) include all of the Contracts (other than Contracts that are no longer in effect), Intellectual Property Rights, Technology, products and services relating to the Business that are reflected on the balance sheet of the Seller Parties or that were used to generate the revenue reflected on the income statements included in the Financial Statements.  Without limiting the foregoing, any Business Assets that constitute Technology or Intellectual Property Rights shall be considered “Business Technology” and “Business Intellectual Property Rights,” including for purposes of the representations and warranties of the Seller Parties and Buyer under Section 4.12.

4.25        Capitalization; Subsidiaries.

(a)          Capitalization.  The issued and outstanding capital stock or other equity interests of the Subsidiaries of the Seller who are Seller Parties (and their indirect parent entities who are not Seller Parties) are set forth on Schedule 4.25(a), all of which are issued and outstanding.

(b)          Subsidiaries.

(i)         Section 4.25(b)(i) of the Disclosure Schedule sets forth, as of the Effective Time, each Subsidiary of the Seller who is a Seller Party and, with respect to each such Seller Party, the equity interests owned by the applicable Seller Party, if any.  Except as listed in Section 4.25(b) of the Disclosure Schedule, as of the Effective  Time, such Seller Party does not have any other Subsidiaries, and does not otherwise own any shares of capital stock or any interest in, or control, directly or indirectly, any Person or have any obligation to purchase any shares of capital stock of any Person.

(ii)        Each Subsidiary of the Seller who is a Seller Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has full corporate or other similar power and authority to conduct the business of such Seller Party as currently conducted and as currently proposed to be conducted.  Each such Seller Party is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it, requires such qualification, except for such failures to be so duly qualified and in good standing that would not, individually or in the aggregate, result in a Business Material Adverse Effect.  Each such Seller Party that is a limited liability company has, at all times, had at least one member and has not dissolved, terminated or liquidated.

4.26        Organizational Documents  The Seller has made available to Buyer true, correct and complete copies of the Organizational Documents of each of the Subsidiaries of the Seller that is a Seller Party as currently in effect as of the Effective Time.  The Organizational Documents of each such Seller Party are in full force and effect and such Seller Party is not in violation of any provision of its Organizational Documents except as would not, individually or in the aggregate, be expected to result in a Business Material Adverse Effect.

4.27        No Other Representations. Except for the representations and warranties contained in Article III or this Article IV, none of the Seller, the Business or any other Person on behalf of the Seller or the Business makes any other express or implied representation or warranty with respect to the Seller, the Business, the Business or the Business or with respect to any other information provided to the Seller, the Business or their respective Affiliates.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller as follows:

5.1        Organization and Standing. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  Buyer is not in violation of any of the provisions of its certificate of incorporation or bylaws, except as would not have a material adverse effect on the ability of Buyer to consummate the Acquisition.

5.2         Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto, and the consummation by Buyer of the Acquisition and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer.  This Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

5.3       No Conflicts. The execution and delivery of this Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto, the compliance with the provisions of this Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto and the consummation of the Acquisition and the other transactions contemplated hereby and thereby will not conflict with the certificate of incorporation or bylaws of Buyer or violate any Law applicable to Buyer or any of its properties or assets, except as would not prevent Buyer from consummating the Acquisition.

5.4         Governmental Filings and Consents. No Consent from any Governmental Authority is required on the part of Buyer in connection with the execution and delivery of this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by Buyer, as applicable, pursuant hereto or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except for filings pursuant to Antitrust Laws where the failure to obtain such consent, approval, order or authorization or to make such registration, declaration, notice or filing would not, individually or in the aggregate, prevent or materially delay Buyer’s ability to execute, deliver or perform this Agreement or the Related Agreements or to consummate the Acquisition or any other transactions contemplated hereby or thereby.

5.5          Litigation. There is no (a) Action pending or threatened against Buyer or any of its properties or material assets, or the Acquisition or (b) governmental inquiry or investigation pending or, to the Knowledge of Buyer, threatened against Buyer or any of its properties or material assets, except, in each case, as would not reasonably be expected to prevent or materially delay Buyer’s performance under this Agreement or the Related Agreements or the consummation of the Acquisition.

5.6          Financial Capability. Buyer has the financial capability and shall have as of the Closing and as of the time any payment is required to be made by Buyer hereunder, sufficient financial resources necessary to (a) consummate the Acquisition on the terms and subject to the conditions set forth herein, including the payment of the full consideration and amounts payable by Buyer hereunder, (b) make all other necessary payments to be made by it in connection with the Acquisition, and (c) pay all of its fees and expenses incurred in connection with the Acquisition.  Buyer has and shall have as of the Closing, the resources and capabilities (financial or otherwise) to perform its obligations hereunder.  The obligations of Buyer under this Agreement are not subject to any conditions regarding Buyer’s, its respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Acquisition.

5.7          Solvency. Buyer is not entering into this Agreement or any of the Related Agreements or the Acquisition with the actual intent to hinder, delay, or defraud either present or future creditors.  Assuming the representations and warranties of the Seller contained in Article IV of this Agreement are true, correct, and complete, in all material respects, and after giving effect to the consummation of the Acquisition, Buyer will be Solvent.

(a)          Buyer has, and will have at the Closing, the resources and capabilities (financial and otherwise) to perform its obligations under this Agreement and the Related Agreements (including all payments to be made by it hereunder or in connection herewith) sufficient to enable Buyer to (i) consummate the Transactions on the terms contemplated by this Agreement and the Related Agreements and (ii) pay all related fees and expenses and (iii) the resources and capabilities (financial and otherwise) to undertake its other obligations at Closing upon the terms contemplated by this Agreement and the Related Agreements.  Buyer has not incurred any obligation, commitment, restriction or other Liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or other Liability of any kind, in either case which would impair or adversely affect such resources, funds or capabilities.

5.8          Brokers and Finders. Except with respect to Houlihan Lokey, Buyer has not incurred, or will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or the Acquisition, and Seller will not incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of Buyer.

5.9         No Other Representations.  Except for the representations and warranties contained in this Article V or in the case of Fraud, neither Buyer nor any other Person on behalf of Buyer makes any other express or implied representation or warranty with respect to Buyer or any of its Subsidiaries or with respect to any other information provided to Buyer or its Affiliates.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1          Confidentiality.

(a)       Confidentiality of Agreement and Related Matters.  Subject to Section 6.1(b), the parties acknowledge and agree that the existence of this Agreement, the Disclosure Schedule, the Related Agreements and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and the transactions contemplated hereby and thereby, shall constitute “Confidential Information” under and within the meaning of the Confidentiality Agreement, entered into on October 23, 2025 by and between the Seller and Buyer (the “Confidentiality Agreement”), it being understood that the Confidentiality Agreement shall survive any termination of this Agreement in accordance with the terms of the Confidentiality Agreement.

(b)         Public Announcements.  Except as may be required to comply with the requirements of any applicable Law, neither Buyer nor the Seller shall, and each shall cause its Affiliates not to, directly or indirectly, issue any public statement or communication to any third party regarding this Agreement, the subject matter of this Agreement or the Acquisition without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as a Party believes in good faith and based on reasonable advice of counsel is required by applicable Law, by the Bankruptcy Cases or by Order of the Bankruptcy Court or by applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities (in which case the disclosing Party, to the extent practicable, shall (i) advise the other Party before making such disclosure and (ii) provide the other Party a reasonable opportunity to review and comment on such release or announcement and consider in good faith any comments with respect thereto).  The press release announcing the execution of this Agreement shall be reasonably agreed upon by the Parties.

(c)         Confidential Information of the Business.  The Seller acknowledges and agrees that by reason of its ownership of the Transferred Assets and involvement in the Business prior to the Closing, the Seller and the Business has acquired Confidential Information of the Business the disclosure of which could cause Buyer, the Business substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate.  Accordingly, the Seller covenants and agrees that to the extent it retains any such Confidential Information after the Closing, (i) the Seller will not provide, disclose or otherwise permit access to any Confidential Information to any Person (other than to Seller’s Representatives who agree to keep such information confidential or as otherwise required in connection with the Bankruptcy Cases), will use the same safeguards to protect Confidential Information from unauthorized use and disclosure that they use to protect its own confidential information (which safeguards will be, at minimum, reasonable) and will not make use of any Confidential Information for any purpose other than as may be expressly contemplated by this Agreement, consented to expressly by Buyer in writing or as reasonably necessary to comply with applicable Law; and (ii) will not at any time, directly or indirectly, disclose (other than to its Representatives who agree to keep such information confidential) or publish, or permit other Persons to disclose (other than to their Representatives who agree to keep such information confidential) or publish, any Confidential Information unless: (A) such information has become generally known to the public through no fault of the Seller; or (B) the Seller is otherwise compelled to disclose the Confidential Information under applicable Laws; provided, however, that prior to disclosing any information pursuant to either clause (A) or (B) of this sentence, the Seller shall give prior written notice, to the extent practicable and permissible, thereof to Buyer and provide Buyer with the opportunity to contest such disclosure and shall cooperate with Buyer’s efforts to prevent or otherwise limit such disclosure (at Buyer’s sole cost and expense).

(d)         Non-Retention of Confidential Information and Technology.  Following the Closing, the Seller and its Affiliates shall not retain in their possession or control any copies or embodiments of any Confidential Information or other Technology included in the Business Intellectual Property or otherwise used in or necessary for the conduct of the Business as conducted as of the Closing by the Business (including on any computers, devices, networks or systems owned by or used by the Seller), even if any such Confidential Information or other Technology is such that more than one copy may exist.  Upon the request of Buyer, at any time, the Seller will return (at Seller’s sole election) or irretrievably delete or otherwise destroy to the Business any and all copies of such Confidential Information and other Technology in the Seller’s possession or control, and will deliver to Buyer written certification of having returned or destroyed all such Confidential Information and other Technology.  Notwithstanding the foregoing, Seller may retain copies of any Confidential Information solely to the extent required to comply with Law or established bona fide document retention policies, provided, that, any retained information shall solely be accessible by legal, compliance or information technology personnel (or others to the extent required by applicable Law) to demonstrate compliance with such requirements and shall be destroyed (including by erasure) in the ordinary course of business.

(e)         Survival.  The covenants and obligations set forth in Section 6.1(c) and Section 6.1(d) shall survive the Closing for a period of three (3) years or, if earlier, the closing of the Bankruptcy Cases.  For the avoidance of doubt, any obligations under the Confidentiality Agreement with respect to the Excluded Assets or Excluded Liabilities, shall survive in accordance with the terms and conditions of the Confidentiality Agreement).

6.2          Conduct of the Business.  Buyer acknowledges that the Seller Parties are operating the Business in the context of the Bankruptcy Cases.  From the date hereof until the Closing Date or the earlier valid termination of this Agreement (such period, the “Pre-Closing Period”), except (a) as set forth on Section 6.2 of the Disclosure Schedule, (b) as otherwise contemplated or permitted by this Agreement, (c) as required by the LSI Purchase Agreement (as amended, modified, or supplemented), (d) as required by applicable Law, any Governmental Authority, by Order of the Bankruptcy Court or to the extent necessary in connection with the Bankruptcy Cases or (e) as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (i) Seller shall, and shall cause the other Seller Parties to, use commercially reasonable efforts to carry on the business of the Business in the Ordinary Course of Business and maintain the Transferred Assets in good operating condition and repair, subject to ordinary wear and tear, and (ii) Seller shall not, and shall cause the other Seller Parties not to (in each case, solely with respect to the Business):

(a)          issue, deliver, reissue or sell, dispose or pledge any of its equity securities;

(b)        create, incur, assume or guarantee any indebtedness for borrowed money in excess of $1,000,000 other than in the Ordinary Course of Business pursuant to the Business’s existing credit facilities;

(c)        sell, transfer, lease, mortgage, license, abandon, dispose of, pledge or otherwise subject to any Lien, other than Permitted Liens, any material portion of the Transferred Assets, taken as a whole, other than in the Ordinary Course of Business, pursuant to the terms of the existing Contracts, or as requested by a Governmental Authority;

(d)         enter into any Contract to make an acquisition (whether by merger, acquisition of stock or assets, or otherwise) of any business or line of business that would be a Transferred Contract, Transferred Asset or Assumed Liability;

(e)         alter its cash management customs and practices of the Business (including, the timing of collection of receivables and payment of payables and other current liabilities), which receivables and payables shall continue to be collected and paid utilizing normal procedures and without discounting amounts collected or accelerating amounts paid;

(f)         make capital expenditures in excess of $250,000 in the aggregate for the Business, taken as a whole, except as budgeted in the Business’s current budget that was made available to Buyer;

(g)        increase the compensation or benefits payable by it to any Employees other than (A) any increase in annual base compensation adopted in the Ordinary Course of Business (except to the extent that the aggregate amount of all such annual compensation increases exceeds $50,000 per annum for the Business, taken as a whole) or (B) increase in benefits required pursuant to an Employee Plan;

(h)      adopt, enter into, negotiate, amend, extend or terminate any agreement with a labor union, or recognize or certify any labor union as the bargaining representative of any Employees;

(i)         hire, engage or terminate (other than for cause) the employment or engagement of any Transferring Employee or other individual third party service provider who provides services related to the Business, or take any action that would constitute a “mass layoff” or “plant closing” within the meaning of, or otherwise trigger notice requirements or liability under, WARN;

(j)         materially amend or modify, terminate or waive any Material Contract or enter into any Contract that would constitute a Material Contract had such contract been entered into on or prior to the date hereof;

(k)        enter into any agreement to purchase or sell any fee interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or materially and adversely amend, violate or terminate any of the terms of the Transferred Leases (except for a termination resulting from the expiration of a Transferred Lease in accordance with the terms of such Transferred Lease);

(l)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization;

(m)        sell or transfer any assets that are Business Assets or that otherwise are material and relate to the Business, including, for the avoidance of doubt, any Business Intellectual Property; or

(n)         authorize, agree, resolve, commit, or consent to any of the foregoing.

6.3         Fees and Expenses. Except as otherwise provided in this Agreement, (a) all fees, costs and expenses of Buyer incurred in connection with this Agreement and the Acquisition, including fees and expenses of financial advisors, legal counsel and other advisors, and the fees and expenses of the Escrow Agent, shall be paid by Buyer; and (b) all fees, costs and expenses of the Business incurred in connection with this Agreement and the Acquisition, including fees and expenses of financial advisors, legal counsel and other advisors, shall be paid by the Seller.

6.4          Access to Information; Books and Records.

(a)         For a period of six (6) years after the Closing, Buyer shall, and shall cause its Affiliates to, permit Seller and its Representatives reasonable access, including remote access and the right to make copies, at the requesting party’s expense, to any books and records relating to the Business as reasonably requested by the Seller to the extent necessary for the preparation of insurance claims, financial statements, regulatory filings or Tax Returns in respect of periods ending on or prior to the Closing or in connection with any Action (other than an Action against Buyer).

(b)       For a period of eighteen (18) months after the Closing, Buyer shall, and shall cause its Affiliates to, permit Seller and its Representatives reasonable access, including remote access and the right to make copies, at the requesting party’s expense, to relevant senior personnel, outside representatives and advisors (including outside accountants), books and records and other information relating to the Business as reasonably requested by the Seller to the extent necessary to comply with its or its Affiliates’ financial reporting requirements in respect of period ending on or prior to the Closing.

(c)        The access to books and records, files and relevant senior personnel, as applicable, contemplated by this Section 6.4 shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve any applicable attorney-client privilege or legal or contractual confidentiality obligations contained therein; provided, that such access does not unreasonably interfere with Buyer’s or the Business’s normal business hours; provided further, however, that in the event that access is limited or restricted pursuant to this Section 6.4(c), Buyer and its Affiliates shall use commercially reasonable efforts to make alternative accommodations to afford access in a manner that does not jeopardize any attorney-client privilege or legal or contractual confidentiality obligation.

(d)        Record Retention.  From and after the Closing, Buyer shall retain, in accordance with Buyer’s record retention policies, any books and records of the Business in respect of the period ending as of the Closing to the extent in the possession of the Business as of the Closing.  After the Closing Date, should Buyer or the Business desire to destroy any books and records of the Business related to any books and records in respect of the period ending as of the Closing in accordance with Buyer’s record retention policies, they shall first provide Seller with the opportunity to make copies of such books and records, at Seller’s sole cost and expense, prior to the destruction of such books and records.

6.5          Pre-Closing Access.

(a)         From and after the date hereof until the Closing, or if earlier the termination of this Agreement, Seller shall and shall cause the other Seller Parties to provide Buyer, its Affiliates and its and their Representatives reasonable access, including remote access and the right to make copies, during normal business hours, at the requesting party’s expense, to any Business Intellectual Property, books and records relating to and personnel, customer, vendors and facilities of the Seller Parties or related to the Business (the “Access Materials”) as reasonably requested by the Buyer in furtherance of transactions contemplated by this Agreement, including the right to conduct Phase I environmental site assessments of the Transferred Real Property (but not any Phase II or other invasive testing of the Transferred Real Property), subject to the terms of the Confidentiality Agreement and applicable Law; provided, however, that the foregoing shall not require the Seller Parties to: (i) provide access to any Access Materials to the extent they do not pertain to the Business; (ii) disclose any information, that in the reasonable judgment of the Seller would result in the disclosure of any trade secrets or violate any of its obligations with respect to confidentiality; (iii) disclose any privileged information of the Seller and its Affiliates or take any action that could impair any privilege of the Seller or any of its Affiliates; (iv) permit any environmental sampling or testing, including sampling of soil, groundwater, surface water, air, or building materials or other intrusive investigations of the Transferred Real Property; (v) take any action that would cause material disruption to the Business; (vi) contravene any applicable Law, fiduciary duty, or Contract; or (vii) provide access to any information to the extent related to the sale process conducted by Seller vis-a-vis any Person, or Seller’s (or its Representatives’) evaluation of the Business or the bids submitted in relation to the Bankruptcy Cases.

(b)        Financials.  In furtherance of the preparation of the financial statements contemplated by Section 6.12, the Seller Parties each shall direct its accountants and financial advisors to cooperate with Buyer and its Representatives in making available all financial information reasonably requested by Buyer and its Representatives in connection with the preparation of such financial statements, including the right to examine all work papers (subject to the execution of customary work paper access letters) pertaining to all financial statements prepared or audited by such accountants.  No review pursuant to this paragraph shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto, or the conditions to the obligations of the parties hereto under this Agreement.

6.6          Further Assurances.

(a)         Subject to, and not in addition to the obligations set forth in Section 6.8, the Seller, at the request of Buyer, will use its reasonable best efforts to execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the Acquisition.  Subject to, and not in addition to the obligations set forth in Section 6.8, Buyer, at the request of the Seller, will use its reasonable best efforts to execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the Acquisition.  If after the Closing it is determined that Buyer, Seller or any member of the Business retained any right, title or interest in any properties or assets that belong to another party, Buyer, Seller or such member of the Business shall promptly, and hereby does, without payment of further consideration by such other party, transfer and assign or cause the applicable member of the Business to transfer and assign such property or asset to such other party, which assignment shall be deemed to have been effective as of the Closing Date, and any relevant Schedule shall be amended accordingly.

(b)        Following the Closing, Seller shall use its commercially reasonable efforts to cure, or caused to be cured, any breach of any representation or warranty in Section 4.24 (Title to Properties; Sufficiency of Assets) by transferring, assigning or licensing to the Buyer such assets, properties or rights actually owned or licensable and licensed by the Seller or its Subsidiaries as may be reasonably necessary to make such representation or warranty true and correct.

(c)          Following the Closing until the earlier of six months and the Wind-Up Date, Seller shall use its commercially reasonable efforts to cure, or caused to be cured, any breach of any representation or warranty in Section 4.24 (Title to Properties; Sufficiency of Assets) by transferring, assigning or licensing to the Buyer such assets, properties or rights actually owned or licensable and licensed by the Seller or its Subsidiaries (other than the LSI Group) as may be reasonably necessary to make such representation or warranty true and correct.

6.7          Tax Matters.

(a)        Cooperation.  The Parties shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing their respective Returns and in connection with any audit with respect to any Taxes, including maintaining and making available to each other all records necessary in connection with Taxes (it being understood that the Seller and its cooperation obligation hereunder shall cease as of the Wind-Up Date).  Any documents requested by Buyer or the Seller shall be limited to those documents that reasonably relate to the Tax Returns (including any workpapers collected thereto), disputes and other matters relating to Taxes in respect of the Business and the Transferred Assets.  Nothing in this Section 6.7(a) shall be interpreted as requiring a Party to disclose to the other Parties confidential information that does not relate to the Tax Returns (including any workpapers connected thereto), disputes and other matters relating to Taxes in respect of the Business and the Transferred Assets, and the Parties may make appropriate redactions to documents provided to protect such confidential information.

(b)        Transfer Taxes.  Buyer and Seller shall each be liable for fifty percent (50%) of any sales, use, excise, gross receipts, value added, goods and services and other transfer taxes, filing and recordation fees and similar charges (“Transfer Taxes”) incurred in connection with the purchase of the Transferred Assets, as mutually determined by Buyer and Seller. The Transfer Taxes determined at the Closing based on the Initial Purchase Price Allocation shall be the “Closing Transfer Taxes” (fifty percent (50%) of which shall be paid by Buyer pursuant to Section 3.3 and shall reduce the Closing Cash Consideration, as provided in the definition thereof), and the other fifty percent (50%) of which shall be also be borne by Buyer (on its own behalf). If either Party pays more than its share of any such Transfer Taxes as so calculated, the other Party shall promptly reimburse the paying Party for its share of such Taxes (together with any reasonable interest or penalties imposed with respect thereto). The Party required by Law to file a Tax Return with respect to such Transfer Taxes shall do so in the time and manner prescribed by Law. Buyer shall be responsible for and control, at its sole cost and expense, any claim, audit, examination, or administrative or court proceeding regarding the imposition or amount of Transfer Taxes incurred in connection with the purchase of the Transferred Assets, and shall be liable for any additional Transfer Taxes imposed beyond the amount(s) determined pursuant to the first sentence of this Section 6.7(b). The Parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes (it being understood that the Seller and its cooperation obligation hereunder shall cease as of the Wind-Up Date).

(c)         Tax Allocation.  Each of (i) real estate Taxes and assessments, and (ii) other periodic Taxes (other than Transfer Taxes) imposed upon or assessed directly against the Transferred Assets (including personal property Taxes and similar Taxes), in each case, for the Straddle Period, shall be apportioned between Buyer and the Seller as of the Closing Date with (i) Buyer bearing the expense of Buyer’s proportionate share of such Taxes that shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period that begins after the Closing Date through the end of the Straddle Period, and the denominator being the total number of days in the Straddle Period, and (ii) the Seller bearing the remaining portion of such Taxes. If the Closing shall occur before a new real estate or personal property Tax rate is fixed for the applicable property, or if the amount of any such Tax cannot be ascertained on the Closing Date, apportionment and proration of Taxes for such property at the Closing shall be upon the basis of the old Tax rate for the preceding fiscal year applied to the latest assessed valuation.

(d)        The Parties acknowledge and agree that any payment pursuant to this Section 6.7 shall be treated as an adjustment to the Closing Cash Consideration under this Agreement for Tax purposes to the maximum extent permitted by applicable Law.

(e)         Notwithstanding anything to the contrary contained herein, the obligations of the Seller Parties set forth in this Section 6.7 with respect to Taxes shall survive until the date that is the earlier of thirty (30) days following the expiration of the applicable statute of limitations and the Wind-Up Date.

6.8          Regulatory Approvals.

(a)        Buyer shall, and shall cause its Affiliates to take any and all steps to make all required filings and promptly obtain all Consents, Permits and Orders of all Governmental Authorities (other than any required approvals or action of the Bankruptcy Court, which are governed exclusively by Section 7.3) that may be, or become, necessary for the execution and delivery of, and performance of its obligations pursuant to, this Agreement and the Related Agreements (including the consummation of the Transactions) (collectively, the “Government Approvals”).

(b)         Without limiting the generality of Buyer’s obligations under Section 6.8(a), to the extent required, each of the Parties shall make its respective filing under any applicable Antitrust Laws, with respect to the Transactions within ten (10) Business Days of the Effective Time, unless by mutual agreement between Seller and Buyer a different date is selected. Each of Buyer and Seller shall, and shall cause its respective Affiliates to, use reasonable best efforts to resolve as soon as reasonably practicable, but in any event not later than the Outside Date, any inquiry or investigation by any Governmental Authority relating to the Transactions under any Antitrust Law. In connection with any such inquiry or investigation and in furtherance of its obligations under Section 6.8(a), Buyer and Seller further agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested or required pursuant to applicable Law, including any other Antitrust Law. Buyer shall not withdraw its filing required by Antitrust Law (other than in connection with a reasonably prompt re-filing, which in any event may not be done more than twice without the prior written consent of Seller (not to be unreasonably withheld, conditioned, or delayed)), enter into any agreements to extend any waiting period under any Antitrust Law beyond the then applicable Outside Date, or enter into any agreements not to consummate the Acquisition without the prior written consent of the Seller (not to be unreasonably withheld, conditioned, or delayed). All filing fees under any Antitrust Law shall be borne by Buyer.

(c)         Buyer shall, and shall cause its Affiliates to use reasonable best efforts to eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority or any other Person in opposition to the consummation of any of the Transactions, so as to enable the Parties to consummate the Transactions as soon as reasonably practicable, but in any event not later than the Outside Date. Notwithstanding anything to the contrary contained in Section 6.8, Buyer shall have no obligation to (i) offer, negotiate, effect, and agree to, by consent decree, hold separate order or otherwise, any sale, divestiture, license, or other disposition of or restriction on, any of the assets or categories of the Buyer, the Transferred Assets or the Business Assets or the Transferred Subsidiaries or (ii) defend against any threatened or initiated litigation under any Antitrust Law that would prevent or delay consummation of the Transactions. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, it is expressly understood and agreed that no party shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent.

(d)       Each Party shall promptly notify the other Parties of any substantive oral or written communication it or any of its Representatives receives from any Governmental Authority relating to the matters that are the subject of this Section 6.8, permit the other Parties and their respective Representatives to review in advance any substantive communication relating to the matters that are the subject of this Section 6.8 proposed to be made by such Party to any Governmental Authority and provide the other Parties with copies of all substantive correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, relating to the matters that are the subject of this Section 6.8, provided, however, that materials proposed to be submitted in response to any such Governmental Authority communication may be redacted: (i) to remove references concerning the valuation of the Business; (ii) as necessary to comply with Contractual arrangements, applicable Law or by Order of the Bankruptcy Court; (iii) to remove information about alternative bids and bidders; (iv) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns; and (v) to exempt filings from being shared.  No Party shall agree to participate in any substantive meeting or discussion (including by phone) with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or discussion (including by phone).  Subject to the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods.  Buyer shall, in good faith and after consultation with the Seller, control and direct in good faith and after consultation with the Seller the process by which the Parties seek to avoid or eliminate impediments under any antitrust, competition, trade regulation or foreign investment regulation Law, including by directing the strategy and making final determinations related to the review or investigation of the Transactions by any Governmental Authority; provided, however, that, in addition to the consent right set forth in this Section 6.8(d), Buyer shall not, without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed): (i) propose, offer, agree to, or implement any divestiture, hold-separate, license, behavioral commitment or other remedy, undertaking, restriction or condition (a “Remedy”) that would reasonably be expected to be materially adverse to the Seller or its Affiliates; (ii) enter into, or submit to any Governmental Authority, any consent decree, commitment letter, timing agreement, or similar agreement or understanding relating to the Transactions that would reasonably be expected to be materially adverse to the Seller or its Affiliates or that would reasonably be expected to materially delay the Closing beyond the Outside Date; or (iii) take or omit to take any action that would reasonably be expected to materially increase the risk that any Governmental Approval will not be obtained or that any applicable waiting period will not expire or be terminated on or before the Outside Date.  Nothing in this Section 6.8(c) shall be applicable to Tax matters.

(e)       Buyer shall not take, and shall not permit any of its controlled Affiliates to take, any action (including acquiring or agreeing to acquire by merging or consolidating with, or by purchasing the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquiring or agreeing to acquire any assets) that would reasonably be expected to have the effect of (i) delaying, impairing or impeding the receipt of any required Government Approval, (ii) delaying, impairing or impeding the expiration or termination of any applicable waiting period with respect to a Government Approval, (iii) materially increasing the risk of any Governmental Authority entering an Order prohibiting the consummation of the Transactions or (iv) otherwise delaying the consummation of the Transactions.

(f)          Actions or agreements required of Buyer pursuant to this Section 6.8 shall under no circumstances be considered a Material Adverse Effect.

(g)       The Parties hereby acknowledge and agree that Section 6.10(a) of the LSI Purchase Agreement is hereby deleted in its entirety and this Section 6.8 is incorporated therein mutatis mutandis. Expiration of the applicable waiting period under the Hart Scott Rodino Antitrust Improvements Act (including the termination of any commitment not to consummate the Acquisition with any Governmental Authority related thereto) is hereby added to Schedule 7.1(a) of the LSI Purchase Agreement.

6.9         Third Party Notices, Consents, etc. Unless requested otherwise by Buyer, the Seller shall use commercially reasonable efforts to obtain all necessary notices, Consents, modifications, waivers and approvals of any parties to any Contracts set forth on Section 6.9 of the Disclosure Schedule.  All such notices, consents, modifications, waivers and approvals shall be in a form and substance reasonably acceptable to Buyer.  In the event that the other parties to any such Contract, including any lessor or licensor of any Transferred Leases, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon or otherwise required in response to a notice or consent request relating to this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration, including materially increased rent payments or other payments under the Contract or the provision of material additional security (including a guaranty), then no Seller Party shall make or commit to make any such payment or provide any such consideration without Buyer’s prior written consent and the terms thereof shall be subject to Buyer’s approval; provided, that in no event shall any Seller Party, the Business or any of their respective Affiliates be required to (a) commence or engage in litigation or initiate any Action against any Person in order to obtain any Consent, waiver or approval pursuant to this Section 6.9 or (b) make, or obligate itself to make, any payment to any third-party in order to obtain any Consent, waiver or approval pursuant to this Section 6.9 unless Buyer agrees to pay or reimburse such Person for any such payment.  For the avoidance of doubt, no representation, warranty or covenant of any Seller Party contained in any Related Agreement shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (i) the failure to obtain any Consents or (ii) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Consents.

6.10        Employee Offers.

(a)        Employees listed on Schedule 6.10 (“Transferring Employees”) who are not Specified Finance Employees shall, as soon as reasonably practicable after the date hereof, but no later than fifteen (15) days following the date of this Agreement (or if subsequently added to Schedule 6.10 following the Effective Date, no later than three (3) days thereafter), receive from Buyer, an Affiliate of Buyer or a company to be determined by Buyer (e.g. and Employer of Record) (the respective company a “Buyer Employing Entity”) a written offer of employment, to commence immediately following (and subject to) the Closing; provided that Buyer may (i) remove no more than fifteen (15) Persons from Schedule 6.10 up to three (3) Business Days prior to the Closing (after which removal any such removed Employee shall cease to be a Transferring Employee), and (ii) may add persons to Schedule 6.10 up to three (3) Business Days prior to the Closing, in each case, by written notice to the Seller. Each offer of employment made by a Buyer Employing Entity to a Transferring Employee shall provide for employment at the same work location with no less favorable base compensation, position and duties as provided by the Seller Parties immediately prior to the Closing Date and eligibility to participate in Buyer employee benefit plans provided to similarly situated employees of Buyer or an Affiliate of Buyer.  For purposes of this Agreement, any Transferring Employee (including any Specified Finance Employee) who becomes employed by a Buyer Employing Entity following the Closing in connection with this Agreement is referred to as a “Continuing Employee.”

(b)        Within three (3) Business Days of the Effective Time, Seller may deliver to Buyer a schedule of Employees which Seller has identified as part of the finance team who will be responsible for preparing Seller’s annual reports and related securities law filings (each such employee, a “Specified Finance Employee”). Transferring Employees who are also Specified Finance Employees shall, as soon as reasonably practicable after the date hereof, but no later than fifteen (15) days following the date of this Agreement (or if subsequently added to Schedule 6.10 following the Effective Date, no later than three (3) days thereafter), receive from Buyer, an Affiliate of Buyer or a Buyer Employing Entity a written offer of employment, to commence no earlier than the date on the Seller files its annual reports and related filings. Each offer of employment made by a Buyer Employing Entity to a Specified Finance Employee shall provide for employment at the same work location with no less favorable base compensation, position and duties as provided by the Seller Parties immediately prior to the Closing Date and eligibility to participate in Buyer employee benefit plans provided to similarly situated employees of Buyer or an Affiliate of Buyer.

(c)         If any Continuing Employee requires a visa, work permit or other approval for his or her employment to commence with, transfer to or continue with Buyer or its applicable Affiliate on or after the Closing Date, the Buyer will, or will cause its applicable Affiliate to, use commercially reasonable efforts to file any necessary applications or documents and will take all actions applicable to secure the necessary visa, permit or other approval (including any transfer thereof) as of the Closing Date and the transfer of any related immigration processes (including labor certifications) to the Buyer or its applicable Affiliate.

(d)         As far as legally permissible, the Seller or its Affiliates shall use their respective commercially reasonable efforts to provide to Buyer or its applicable Affiliate or any designated Buyer Employing Entity upon the Closing Date the personnel files relating to the Transferring Employees to the extent transferable under applicable Law and Data Processing Obligations. The Seller will provide a current organization chart for positions of Transferring Employees to the extent such organizational chart exists as of the Agreement Date.

(e)         Buyer agrees to provide, or cause to be provided, any required notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law (the “WARN Act”), with respect to any “plant closing” or “mass layoff” or similar event affecting Continuing Employees and occurring after the Closing Date.

(f)         As soon as reasonably practicable after the date hereof, but no later than thirty (30) days following the date of this Agreement, the Seller shall inform Buyer if any of the Continuing Employees has been employed by a Governmental Authority in the past three years.

(g)         Following the Effective Date, Seller agrees that it shall not, and shall cause its applicable Subsidiaries not to, enforce (i) against Buyer or its Affiliates any non-solicitation or non-hire restrictions with respect to any employees of the Seller (or its Subsidiaries) in Germany, and (ii) any non-competition obligations that Seller (or its applicable Subsidiary) may have against any such employees, solely to the extent such employees are working for Buyer, one of its Affiliates or a company to be determined by Buyer (e.g., an Employer of Record). Following the Effective Date, until the date that is six (6) months following the Closing Date, to the extent any current employee of Luminar GmbH is hired by Buyer or one of its Affiliates after the Effective Date, Seller shall cause its Subsidiary, Luminar GmbH, to negotiate with Buyer (or its applicable Affiliate) in good faith for the sale of certain personal property and other assets that are owned by Luminar GmbH and which are used by such employee in the ordinary course of their employment.

6.11        Post-Closing Treatment of Continuing Employees.

(a)         Buyer will ensure that each Continuing Employee that remains so employed shall, for a period of at least twelve (12) months following the Closing Date, be provided with (i) a base salary or base wage that is no less favorable than the base salary or base wage provided to each such Continuing Employee immediately prior to the Closing Date and (ii) target short term and long term cash incentive compensation opportunities that, in each case, are substantially comparable in the aggregate to such incentive compensation opportunities provided by the applicable Seller Party to each such Continuing Employee immediately prior to the Closing Date, which, for avoidance of doubt, will not include the value of any Seller Party equity incentive compensation amounts provided to such Continuing Employee.

(b)       Buyer shall, or shall cause its Affiliates or designated Buyer Employing Entity to, credit Continuing Employees for service earned on and prior to the Closing Date with the Seller and its Affiliates, or any of their respective predecessors, in addition to service earned with Buyer and its Affiliates on or after the Closing Date to the extent that service is relevant for purposes of eligibility, vesting, and entitlement to benefits where length of service is relevant (inclusive of vacation accrual and severance pay entitlement) under each applicable employee benefit plan, program or arrangement of Buyer or any of its Affiliates (“Buyer Plans”), except for benefit accrual under defined benefit pension plans or to the extent it would result in a duplication of benefits.

(c)        In addition, each Continuing Employee shall be immediately eligible to participate, without any waiting period, in any applicable Buyer Plan; provided, that group medical and dental insurance will be effective from the first day of the month that follows the Closing Date.  Buyer shall, and shall cause its Affiliates to, (i) waive all limitations on benefits relating to any pre-existing conditions, actively-at-work requirements, exclusions and waiting periods to the extent waived or not applicable under, or previously satisfied by such Continuing Employees and their eligible spouses and dependents and (ii) cause the Continuing Employees and their eligible spouses and dependents to be given credit under the applicable Buyer Plan for amounts paid during the portion of the plan year prior to the date on which such Continuing Employees commence participation in such Buyer Plan for purposes of applying deductibles, co-payments, co-insurance and out-of-pocket maximums.

(d)         Notwithstanding anything herein to the contrary, Seller, Buyer and their respective Affiliates hereby acknowledge and agree that all provisions contained in this Section 6.11 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Employee Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Buyer, Seller, or their respective Affiliates to amend, terminate or otherwise modify any Employee Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall create any third party beneficiary or other right (A) in any other Person, including, without limitation, any current or former director, officer, employee or independent contractor of any Seller Party, the Business or any participant in any Employee Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof) or (B) to continued employment with Buyer, Seller, the Business or any of their respective Affiliates.

6.12        Delivery of Financial Statements; Cooperation in Preparing Pro Forma Financial Statements.

(a)         Prior to Closing, the Seller will use commercially reasonable efforts to deliver to Buyer, (i) for any month that does not represent a fiscal quarter-end or year-end, not later than ten (10) Business Days after the end of each such calendar month, an unaudited, consolidated balance sheet as of the end of such month and an unaudited, consolidated statement of income for such month prepared in accordance with the books and records of the Seller and its Subsidiaries in conformity with GAAP, consistently applied with the financial statements referred to in Section 4.6, except for the omission of footnotes and normal, immaterial year-end adjustments (such balance sheet and consolidated statement of income, the “Monthly Financial Statements”), or (ii) for any month that represents a fiscal quarter-end or year-end, preliminary Monthly Financial Statements not later than ten (10) Business Days after the end of each such calendar month and, as promptly as practicable thereafter, but not later than twenty (20) Business Days after the end of such calendar month, final Monthly Financial Statements.

(b)       Buyer may be required to file certain combined historical financial statements including the following combined financial statements in accordance with the requirements of Regulation S-X with respect to the transactions contemplated herein (the “Required Financial Statements”): (i) the audited combined consolidated balance sheets and audited statements of income, stockholders’ equity, and cash flows for the two most recently completed fiscal years that has ended more than 90 days prior to the Closing Date; and (ii) the unaudited combined consolidated balance sheets and the related unaudited statements of income, stockholders’ equity and cash flows for the interim period from the date of the most recent such audited balance sheet through the end of the most recent quarterly period that has ended more than 45 days prior to the Closing Date (and in any event including such unaudited balance sheets and related unaudited statements of income, stockholders’ equity and cash flows of the Business for the quarterly period of the prior fiscal year).  Whether prior to or following the Closing until the earlier to occur of six (6) months following the Closing and the Wind-up Date, the Seller agrees to reasonably cooperate, and use commercially reasonable efforts to cause its accountants to cooperate, in each case, at Buyer’s expense, in (i) providing historical financial information to Buyer in a manner for Buyer to file the Required Financial Statements with the SEC, (ii) the filing of, and preparation of responses to any comments from the SEC concerning, the Required Financial Statements and any pro forma financial statements required under Regulation S-X of the Securities Act, and (iii) delivering as promptly as practicable following reasonable requests from Buyer copies of any and all financial data, work papers, ledgers and other relevant information to file the Required Financial Statements and any pro forma financial statements required under Regulation S-X of the Securities Act.

6.13          Non-Competition and Non-Solicitation.

(a)        Non-Competition.  During the Restricted Period, the Seller shall not, without the prior written consent of Buyer, directly or indirectly, establish, engage or participate in, conduct, operate or knowingly advise or acquire any financial interest in any Person that is engaging or participating in, a Competing Business anywhere in the Restricted Territory.

(b)        Non-Solicitation.  During the Restricted Period, the Seller shall not, directly or indirectly, without the prior written consent of Buyer:

(i)         whether on Seller’s own behalf or on behalf of any other Person, knowingly encourage, induce, attempt to induce, recruit, solicit, attempt to solicit, or take any other action specifically intended to induce or encourage, (x) any of the persons set forth on Section 6.13(b)(i) of the Disclosure Schedule to leave his, her, or its employment or service with Buyer or its Affiliates (provided, that this clause (x) shall not apply to any such Relevant Service Provider or Buyer Service Provider whose employment relationship has been terminated for more than six (6) months prior to the date of such recruitment or solicitation), or (y) any Business Relation to cease or modify in any adverse manner any business relationship with Buyer; or

(ii)        whether on Seller’s own behalf or on behalf of any other Person, encourage, induce, attempt to induce, recruit, solicit, attempt to solicit, or take any other action that is intended to induce or encourage any third-party to engage in any activity in which Seller would, under the provisions of this Section 6.13, be prohibited from engaging.

(c)        Limitations.  Nothing in this Section 6.13 shall prevent or restrict Seller from owning, directly or indirectly, (i) as a passive investment less than five percent (5%) of the outstanding shares of the capital stock or indebtedness of a Person (whether public or private) that is engaged in a Competing Business, provided that Seller does not have the ability to, and does not seek to exercise any, control or otherwise influence the management or operations of such Person, or (ii) holding, directly or indirectly, a passive financial or beneficial interest in a private debt or equity fund, venture capital fund, joint venture, family office, or a similar vehicle in which the Seller does not have the ability to, and does not seek to exercise any, control or otherwise influence the management or operations of such Person.  The placement of general advertisements or the use of an employee recruiting or search firm that may be targeted to a particular geographic or technical area but that are not specifically targeted toward any or all of the Relevant Service Providers set forth on Section 6.13(b)(i) of the Disclosure Schedule shall not be deemed to be a breach of Seller’s obligations not to solicit under this Section 6.13.  Nothing in this Section 6.13 shall prevent or restrict Seller from acquiring and then owning an interest, directly or indirectly, in any Person that is engaged or participates in a Competing Business, so long as no more than twenty percent (20%) of such acquired Person’s business’ revenue is derived from a Competing Business.

(d)         Term and Severability of Covenants.  If Seller breaches any covenant set forth in this Section 6.13, the term of such covenant shall be extended by the period of the duration of such breach.  The covenants contained in Sections 6.13(a) and 6.13(b) of this Agreement shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in Sections 6.13(a) and 6.13(b) of this Agreement.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), Buyer and Seller agree that such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  If the provisions of Sections 6.13(a) and 6.13(b) of this Agreement are deemed to exceed the time, geographic or scope limitations permitted by applicable Law, Buyer and Seller agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Law.

(e)         Non-Disparagement.  Seller shall not, at any time during the Restricted Period, directly or indirectly, disparage Buyer or any of their Subsidiaries or Affiliates.  Buyer shall not at any time during the Restricted Period, directly or indirectly, disparage the Seller or any of its Subsidiaries or Affiliates.  Notwithstanding the foregoing, nothing in this Section 6.13(e) shall preclude the Seller or Buyer from making truthful and accurate statements or disclosures that are required by applicable Laws or legal process. (including in connection with the enforcement of any legal rights or defenses).

(f)        Seller Acknowledgment.  Seller acknowledges that (i) the goodwill associated with the existing business, customers, vendors, suppliers, channel partners, resellers, licensors, licensees or other material business relations, and assets of the Business prior to the Closing is an integral component of the value of the Business to Buyer and is reflected in the consideration payable to Seller and the other parties in connection with this Agreement, and (ii) Seller’s agreement as set forth herein is necessary to preserve the value of the Business for Buyer following the Closing.  Seller also acknowledges that the limitations of time, geography and scope of activity agreed to in this Section 6.13(f) are reasonable.

6.14        Acknowledgments by Buyer.  Buyer acknowledges and agrees that it (a) has completed such inquiries and investigations as it has deemed appropriate into, and, based thereon, has formed an independent judgment concerning, the Business, and the Acquisition, and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement and the Related Agreements and (b) has been furnished with, or given access to, all such projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about the Business, and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement or the Related Agreements, as it has requested or otherwise requires to enter into this Agreement.  Buyer further acknowledges and agrees that (x) the only representations and warranties made by Seller are the representations and warranties expressly set forth in Article IV (in each case, as modified by the Disclosure Schedule) and Buyer has not relied upon, and will not rely upon, any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of any Seller Party, the Business or any of their Affiliates, any Representatives of any Seller Party or any of their respective Affiliates or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through the Seller’s bankers, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that Buyer will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information and (y) any claims Buyer may have for breach of any representation or warranty shall be based solely on the representations and warranties of Seller are the representations and warranties expressly set forth in Article IV (in each case, as modified by the Disclosure Schedule), subject to the exclusive remedies set forth herein.  Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that the Transferred Assets are being transferred on a “where-is” and, as to condition, “as-is” basis subject to the representations and warranties contained in Article IV (in each case, as modified by the Disclosure Schedule) without any other representations or warranties of any nature whatsoever.

6.15       Bulk Transfer Laws.  The Seller Parties will not comply with the provisions of any bulk transfer Laws or similar Laws (including under any Tax Laws) of any jurisdiction in connection with the Transactions and Buyer hereby waives all claims related to the noncompliance therewith.

6.16       Guarantees; Other Obligations.  At or before the Closing, Buyer shall (a) arrange for substitute letters of credit, Buyer guarantees and other obligations to replace (i) the Seller Guarantees set forth on Schedule 6.16 (the “Scheduled Guarantees”) and (ii) any Seller Guarantees entered into in the ordinary course of business during the period commencing on the date hereof and ending on the Closing Date with Buyer’s prior written consent, any of which such additional Seller Guarantee shall become a Scheduled Guarantee or (b) assume all obligations under each Scheduled Guarantee, obtaining from the creditor, beneficiary or other counterparty a full release (in a form satisfactory to the Seller) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under the Scheduled Guarantees.  To the extent the beneficiary or counterparty under any Scheduled Guarantee does not accept as of the Closing any such substitute letter of credit, Buyer guarantee or other obligation proffered by Buyer, effective from and after the Closing Date, Buyer shall, and shall cause each of its Affiliates to, (x) indemnify, defend and hold harmless the Seller and its Affiliates against, and reimburse the Seller and its Affiliates for, all amounts paid, including costs or expenses in connection with such Scheduled Guarantees, including the Seller’s and its Affiliates’ expenses in maintaining such Scheduled Guarantees, whether or not any such Scheduled Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse Seller and its Affiliates to the extent an Scheduled Guarantee is called upon and the Seller or its Affiliates make any payment or are obligated to reimburse the party issuing the Scheduled Guarantee and (y) not, without the Seller’s prior written consent, amend in any manner adverse to the Seller or any of its Affiliates, or extend (or permit the extension of), any Scheduled Guarantee or any obligation support by any Scheduled Guarantee.  At the request of the Seller, and at any time a Party’s obligations under any Scheduled Guarantee have not been irrevocably released, Buyer shall provide the Seller and its Affiliates with letters of credit, issued by an issuer reasonably acceptable to Seller and in an amount equal to the Seller’s and its Affiliates’ entire potential Liability pursuant to the immediately preceding sentence.  Any such letter of credit, guarantee or other financial assurance obligation shall not expire, terminate or be cancelled until the Seller and its Affiliates are irrevocably and unconditionally fully released from the entire potential Liability with respect to all Scheduled Guarantees. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.16 shall require any Seller Party to maintain, renew, issue anew, amend or modify any such Seller Guarantee in any respect from and after the Closing Date.

6.17      Cooperation.  During the Pre-Closing Period, (a) Seller and Buyer shall, and shall cause its respective Affiliates to, (i) refrain from taking any actions that would reasonably be expected to impair, delay or impede the Closing and (ii) without limiting the foregoing or modifying Buyer’s obligations pursuant to Section 6.8, use commercially reasonable efforts to cause all Closing Conditions to be met as promptly as practicable and in any event on or before the Outside Date and (b) each Party shall keep the other Party reasonably apprised of the status of the matters relating to the completion of the Acquisition, including with respect to the negotiations relating to the satisfaction of the Closing Conditions of the other Party.

6.18        Transferred Assets Relocation.

(a)         Prior to the Closing. the Seller shall use its reasonable best efforts to transfer and store or cause to be transferred and stored, at Buyer’s sole cost and expense, all of the physical Transferred Assets, including those referenced in Section 2.2(e)(ii) (subject to Section 6.18(b)), Section 2.2(f), Section 2.2(g) and Section 2.2(h) that are located or held at locations in the United States, as applicable, other than the Transferred Leased Real Properties to the Transferred Leased Real Properties or such other locations as Buyer may designate.  Buyer shall bear all of the cost and expense of the transfer and storage of such physical Transferred Assets.  To the extent any such Transferred Assets are not transferred to the Transferred Leased Real Properties prior to the Closing, the Seller shall, at the request and sole cost and expense of Buyer, do and perform such other acts and things, as may be reasonably necessary for purposes of transferring such Transferred Assets to the Transferred Leased Real Properties (and any storage of such Transferred Assets). For the avoidance of doubt, Buyer’s obligations under this Section 6.18(a) to bear the cost and expense of the storage of the physical Transferred Assets referenced herein does not include the rent or other storage costs of where those Transferred Assets are held as of the Effective Date; provided, however, that for the avoidance of doubt, nothing in this Section 6.18 shall require any Seller Party to maintain any such real property lease.

(b)        Transfer and delivery of the Business Technology shall include physical or electronic delivery of all Business Technology (including all Sentinel Technology).  To the maximum extent practicable or permitted by the Bankruptcy Code, all Software to be delivered hereunder shall be delivered by electronic means in a manner reasonably specified by Buyer. Neither Seller nor any of its Affiliates shall retain in their possession or control any Business Technology or any copy thereof (including any Sentinel Technology).

6.19       Release of Liens. Following the entry of the Sale Order, the Seller shall, if reasonably requested by Buyer and at Buyer’s sole cost and expense, use commercially reasonable efforts to obtain from or cause each creditor (or the appropriate trustee or agent acting on behalf of a group of creditors) to file or deliver, or obtain authorization pursuant to the terms of the Sale Order to file or deliver on behalf of such creditor (or the appropriate trustee or agent acting on behalf of a group of creditors), in each case, with respect to Liens related to the Transferred Owned Property as of the date hereof, any other Lien release documentation or termination documentation Buyer may reasonably request in respect of such Liens.

ARTICLE VII
BANKRUPTCY PROVISIONS

7.1          Approval of Break-Up Fee and Expense Reimbursement.  In consideration for Buyer having expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of the Seller, the Seller shall pay Buyer, in accordance with the terms hereof and the Bidding Procedures Order, if, and only if, this Agreement is validly terminated pursuant to (i) Section 9.2(b) by the Seller (at a time when Section 9.2(b) is available to Buyer), (ii) Section 9.2(e), or (iii) Section 9.2(g) and, in each case, thereafter, Seller consummates an alternative transaction that is or is reasonably likely to have constituted a Competing Bid within one (1) year, in the case of clauses (ii) or (iii), or three (3) months, in the case of clause (i), following such termination, then, in each case, Seller shall pay (or cause to be paid) to Buyer a break-up fee in an amount equal to (a) three percent (3%) of the Closing Cash Consideration (the “Break-Up Fee”) plus (b) the amount of the reasonable, out-of-pocket and documented expenses of Buyer incurred in connection with the Transactions up to an aggregate amount of $500,000 (such expense reimbursement, together with the Break-Up Fee, the “Termination Payment”).  Subject to the entry of the Sale Order, the Termination Payment shall be paid on the first Business Day following the date of consummation of the transaction arising out of a Competing Bid if, at or prior to such date, no material breach by Buyer of this Agreement has occurred.

7.2        Competing Transaction.  This Agreement is subject to approval by the Bankruptcy Court and the consideration by Seller of higher or better competing bids in respect of all or any part of the Transferred Assets (each, a “Competing Bid”), as determined in each Seller Party’s sole and exclusive discretion.  From the Effective Time and until the closing of the Auction, each Seller Party is permitted to and to cause its Representatives and Affiliates to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Buyer and its Affiliates and Representatives) in connection with a Competing Bid.  In addition, each Seller Party shall have the responsibility and obligation to respond to any inquiries or offers for a Competing Bid and perform any and all other acts related thereto which are required under the Bankruptcy Code, the Sale Order or other applicable Law, including supplying information relating to the Business and the Transferred Assets to prospective purchasers.

7.3          Bankruptcy Court Filings.

(a)         Buyer agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining entry of the Sale Order including finding of adequate assurance of future performance by Buyer, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and the Transferred Contracts and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.  Buyer shall not, without the prior written consent of Seller, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Transferred Assets hereunder.  In the event the entry of the Sale Order or the Bidding Procedures Order is appealed, Seller and Buyer shall use their respective commercially reasonable efforts to defend such appeal.

7.4          Back-up Bidder.  The Seller and Buyer agree that, in the event that Buyer is not the winning bidder at the auction undertaken pursuant to the Bidding Procedures Order (the “Auction”), if and only if (a) Buyer either (i) submits the second highest or second best bid at the Auction or (ii) the previous bid submitted by Buyer is the second highest or second best bid, and is named the “Back-Up Bidder”, in each case, as determined by the Seller Parties, and (b) the Seller gives notice to Buyer (a “Back-Up Implementation Notice”) on or before the Back-up Termination Date, stating that the Seller Parties (i) failed to consummate the sale with the winning bidder, and (ii) has terminated the purchase agreement with the winning bidder, Buyer shall promptly consummate the Acquisition upon the terms and conditions as set forth herein, including the Closing Consideration, as the same may be increased by Buyer at the Auction. The date on which such notice is given to the Buyer shall be referred to in this Agreement as the “Back-Up Implementation Date.” In the event that Buyer is named the Back-Up Bidder, the Outside Date shall automatically be extended by such number of days between the Effective Time and the Back-Up Implementation Date

ARTICLE VIII
CONDITIONS TO CLOSING OF THE ACQUISITION

8.1      Conditions to Each Party’s Obligation to Effect the Acquisition.  The respective obligations of Buyer and the Seller to effect the Acquisition shall be subject to the satisfaction prior to the Closing Date of the following conditions, any of which may be waived pursuant to a written agreement executed by each of the Seller and Buyer, to the extent permitted by Law.

(a)         Government Approvals. All applicable waiting periods under applicable Antitrust Laws, and any agreed upon extensions thereof, shall have expired or been terminated and all Government Approvals set forth on Schedule 8.1(a) shall have been obtained or, if applicable, shall have expired, have been waived by the applicable Governmental Authority or have been terminated.

(b)         No Injunctions or Restraints; Illegality.  No Law, temporary restraining order, preliminary or permanent injunction or other order shall have been issued and no other legal or regulatory action shall have been taken, or threatened in writing by any Governmental Authority of competent jurisdiction that restrains, prohibits or prevents the consummation of the Acquisition on the terms and conditions set forth herein, nor shall any Law have been enacted, entered, enforced or deemed applicable to the Acquisition which makes the consummation of the Acquisition on the terms and conditions set forth herein illegal.

(c)          Sale Order.  The Bankruptcy Court shall have entered the Sale Order and such Sale Order shall not be subject to any stay.

8.2          Additional Conditions to Obligations of Buyer.  The obligations of Buyer to effect the Acquisition are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer:

(a)          Representations and Warranties.

(i)         Each of the Seller Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date, as though such representations and warranties were made on and as of such date (other than any such representations and warranties that were made as to a specified earlier date, which shall be true and correct in all material respects as of such specified earlier date).

(ii)       The representations and warranties of the Seller contained in Article IV (other than the Seller Fundamental Representation) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date (in each case, without giving effect to any “material,” “materiality,” “Business Material Adverse Effect,” or similar qualifications contained in such representations and warranties), as though such representations and warranties were made on and as of such date (other than any such representations and warranties that were made as to a specified earlier date, which shall be true and correct in all respects as of such specified earlier date), except in each case, where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate with any other failures of such representations and warranties to be true and correct, a Business Material Adverse Effect.

(b)        Covenants; Preparation for Closing. (i) The Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by the Seller at or prior to the Closing, and (ii) the Seller shall have delivered to Buyer the agreements, documents and other deliveries set forth in Sections 3.4(a) and 3.5.

(c)          No Material Adverse Effect.  Since the Effective Time, there shall not have occurred any Business Material Adverse Effect.

(d)        LSI Purchase Agreement.  The Closing (as defined in the LSI Purchase Agreement (as amended, modified, or supplemented)) shall have occurred.

(e)         Springing Closing Condition. Solely to the extent that a Triggering Event occurs and is continuing, at least eighty (80%) of the employees set forth on Schedule 6.10 as of the Effective Date shall continue to be employed by the Seller and its Affiliates on a full-time basis, shall not (i) have terminated or resigned from his or her employment with the Seller and its Affiliates at or prior to the closing, or (i) expressed orally or in writing to either the human resources department, to his or her direct supervisor, or the senior management or any board member of the Seller, an intention to terminate his or her employment with the Seller and its Affiliates at or prior to Closing or (ii) have been the subject of credible evidence provided by Buyer to either the human resources department, to his or her direct supervisor, or the senior management or any board member of the Seller of such expression of intent. For the avoidance of doubt, if a Triggering Event has not occurred, this Section 8.2(e) shall not apply.

8.3          Additional Conditions to Obligations of the Seller.  The obligation of the Seller to effect the Acquisition is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Seller, to the extent permitted by Law.

(a)         Representations and Warranties.  The representations and warranties of Buyer in Article V shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing Date (other than any such representations and warranties that were made as to a specified earlier date, which shall be true and correct in all respects as of such specified earlier date) as though such representations and warranties were made on and as of such date, in each case, except where the failure of such representations and warranties to be so true and correct would not prevent the ability of Buyer to consummate the Acquisition.

(b)         Covenants; Preparation for Closing. (i) Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement that are required to be performed or complied with by it at or prior to the Closing, and (ii) Buyer shall have delivered to the Seller the documents and other deliveries set forth in Sections 3.4(b) and 3.5.

ARTICLE IX
TERMINATION OF AGREEMENT

9.1        Termination by Mutual Consent.  This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing by the mutual written consent of Buyer and the Seller.

9.2         Unilateral Termination.

(a)        Either Buyer or the Seller, by giving written notice to the other, may terminate this Agreement if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final judgment or taken any action having the effect of permanently restraining or enjoining or otherwise prohibiting the Acquisition or (ii) a Governmental Authority has adopted an applicable Law that makes the consummation of the Acquisition on the terms and conditions contemplated by this Agreement illegal.

(b)        Either Buyer or the Seller, by giving written notice to the other, may terminate this Agreement if the Acquisition shall not have been consummated by 5:00 p.m. Eastern Time March 31, 2026 (as may be extended pursuant to Section 7.4, the “Outside Date”); provided, however, that if on such date, any of the conditions to the Closing set forth in (A) Section 8.1(a), (B) Section 8.1(b), or (C) Section 8.1(c) (in the case of clause (B), to the extent related to any Government Approvals set forth on Schedule 8.1(a) of the Disclosure Schedule) shall not have been satisfied or waived on or prior to such date, but all other conditions set forth in Article VIII shall have been satisfied or waived (or in the case of conditions that by their nature can only be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date) or (C) Section 8.2(d) shall not have been satisfied, then the Outside Date shall automatically be extended to April 30, 2026, and such date shall become the Outside Date for purposes of this Agreement; provided further, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party whose breach of a representation or warranty or covenant made under this Agreement by such Party results in the failure of any condition set forth in Article VIII to be fulfilled or satisfied on or before such date.

(c)        Buyer, by giving written notice to the Seller, may terminate this Agreement at any time prior to the Closing if the Seller has committed a breach of (i) any of its representations or warranties under Article IV or (ii) any of its covenants under this Agreement, in each case, that would prevent the satisfaction of or result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) to be satisfied, and such breach has not been waived in writing by Buyer, or if curable, has not been cured prior to the earlier to occur of (A) ten (10) Business Days after Buyer has given the Seller written notice of such breach and its intention to terminate this Agreement pursuant to this Section 9.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (B) the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.2(c) shall not be available to Buyer if Buyer is at that time in material breach of this Agreement.

(d)        The Seller, by giving written notice to Buyer, may terminate this Agreement at any time prior to the Closing if Buyer has committed a breach of (i) any of its representations or warranties under Article V or (ii) any of its covenants under this Agreement, in each case, that would prevent the satisfaction of or result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) to be satisfied, and such breach has not been waived in writing by Seller, or if curable, has not been cured prior to the earlier to occur of (A) ten (10) Business Days after the Seller has given Buyer written notice of such breach and its intention to terminate this Agreement pursuant to this Section 9.2(d) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (B) the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.2(d) shall not be available to the Seller if the Seller is at that time in material breach of this Agreement.

(e)         The Seller or, if Buyer is not named the “Back-Up Bidder” at the Auction, Buyer, if (i) Seller enters into a definitive agreement with respect to a Competing Bid or (ii) the Bankruptcy Court enters an Order approving a Competing Bid;

(f)        Either Buyer or the Seller, by giving written notice to the other, may terminate this Agreement if the Bankruptcy Court enters an Order dismissing or converting the Bankruptcy Cases to cases under chapter 7 of the Bankruptcy Code or if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of the Seller is appointed in the Bankruptcy Case and, in any case, such Order or appointment is not reversed or vacated by the Bankruptcy Court within fourteen (14) days after entry thereof; or

(g)       the board of directors (or other equivalent governing body) of any Seller Party determines in good faith after consultation with outside counsel that its continued performance under this Agreement or any Related Agreement would be inconsistent with its fiduciary duties under applicable Law and only after Seller, in providing Buyer with such notice, describes the basis for such determination.

9.3          Effect of Termination.

(a)         In the event of the valid termination of this Agreement pursuant to Section 9.1 or Section 9.2, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Buyer or the Seller or any of their respective officers, directors, managers, securityholders or Affiliates; provided, however, that each Party shall remain liable for damages (which the Parties acknowledge and agree shall not be limited to reimbursement of costs or expenses and may include the benefit of the bargain and/or premium lost by a party’s equityholders (taking into consideration all relevant matters, including other combination opportunities and the time value of money)) for any Willful Breach of this Agreement or Fraud; provided, however, that the provisions of Section 6.1, Section 6.3, Section 7.1, this Section 9.3, and the Confidentiality Agreement, shall remain in full force and effect and survive any termination of this Agreement.  For the avoidance of doubt, the Parties agree that if Buyer, on the one hand, or Seller, on the other hand, does not close the Acquisition in circumstances in which all of the conditions set forth in Section 8.1 and Section 8.2 (other than conditions to be performed at the Closing), with respect to the Buyer, and Section 8.1 and Section 8.3 (other than the conditions to be performed at the Closing), with respect to Seller, have been satisfied, or waived, such failure or refusal to close shall be deemed to be a Willful Breach of this Agreement by the applicable Party.

(b)        Notwithstanding Section 9.3(a), in the event of a termination of this Agreement (i) pursuant to Section 9.2(d), or (ii) by Buyer pursuant to Section 9.2(b) at a time when the Seller is permitted to deliver notice of its intent to validly terminate this Agreement pursuant to Section 9.2(d), in each case, the then Buyer and the Seller shall, within two (2) Business Days after the date of such termination, deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to pay an amount equal to the Escrowed Funds (together with all accrued investment income thereon (if any)) to the Seller.  Buyer acknowledges that the agreements contained in this Section 9.3(b) are an integral part of the Acquisitions, and that without these agreements, the Seller would not have entered into this Agreement; accordingly, if Buyer fails to timely deliver such Joint Written Instructions or otherwise takes or fails to take any action that prevents the Escrow Agent from making the payment due to the Seller pursuant to this Section 9.3(b) and, in order to obtain such payment, Seller commences an Action which results in a judgment against Buyer for any such payment set forth in this Section 9.3(b) or a breach of this Section 9.3, Buyer shall pay the Seller its costs and expenses (including attorney’s fees and disbursements) in connection with such Action, together with interest on such payment at the Interest Rate through the date such payment was actually received.  Further, Buyer agrees that the Seller may seek any other remedies at law or equity arising from Buyer’s breach of this Agreement, pursuant to Section 9.3(a) and Section 10.12.

(c)        Notwithstanding Section 9.3(a), in the event of a valid termination of this Agreement pursuant to Section 9.2 (other than a termination (i) pursuant to Section 9.2(d), or (ii) by Buyer pursuant to Section 9.2(b) at a time when Seller is permitted to deliver notice of its intent to validly terminate this Agreement pursuant to Section 9.2(d)), then Buyer and Seller shall, within two (2) Business Days after the date of such termination, deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to deliver an amount equal to the Escrowed Funds (together with all accrued investment income thereon (if any)) to Buyer.

ARTICLE X
MISCELLANEOUS

10.1      Survival.  The Parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties contained in this Agreement, any Related Agreements or in any certificate delivered hereunder, and (b) the covenants and agreements of any Party set forth herein that require performance at or prior to Closing shall, in the case of each of clause (a) and clause (b), terminate effective as of the Closing without the need for any further action by any Person and shall not survive the Closing for any purpose whatsoever, and thereafter there shall be no liability or other obligation on the part of, nor shall any Claim be made by, any Party or any of their respective Affiliates in respect thereof, in connection therewith or related thereto, and (c) unless otherwise specified, the covenants and agreements set forth herein that require performance after the Closing shall survive in accordance with their respective terms, if any, until fully performed or satisfied.  This Section 10.1 shall survive the Closing.  Notwithstanding the foregoing in this Section 10.1 or anything else to the contrary in this Agreement, any representation or warranty in the case of Fraud shall survive indefinitely.  For the avoidance of doubt, the provisions of this Section 10.1 will not prevent or limit a cause of action under Section 10.11 to obtain an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

10.2       Sole and Exclusive Remedy.  Notwithstanding anything that may be expressed or implied in this Agreement, any Related Agreement or any document, certificate or instrument delivered in connection herewith or therewith, from and after the Closing, other than in the event of Fraud, the sole and exclusive remedy (in lieu of any and all other rights and remedies any such Person otherwise may have had) of Buyer, the Seller or any Nonparty Affiliates of the foregoing may have under, arising out of, relating to, or in connection with this Agreement or any Related Agreement or any document, certificate or instrument delivered in connection herewith or therewith, or with respect to the Acquisition, shall be (a) recourse against any Person that is identified as a Party to this Agreement (including recourse by any Person that expressly has rights to enforce this Agreement pursuant to Section 10.8) under and to the extent expressly provided for herein, subject to the limitations set forth herein, including as provided Section 10.11 (Enforcement), and (b) recourse against any Person that is identified as a party to a Related Agreement (but not any Nonparty Affiliate of such Person) under and to the extent expressly provided for therein, subject to the limitations set forth herein and therein.  The Parties agree that nothing in this Agreement shall limit any claim based on Fraud.

10.3        Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by electronic mail (receipt confirmed) to:

(a)          if to Buyer to:

Quantum Computing Inc.
5 Marine View Plaza
Hoboken, NJ 07030
Attn:      General Counsel
Email:    [REDACTED]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attn:      Marty Korman, Mark Holloway, Catherine Riley Tzipori
Email:    [REDACTED]

(b)          if to the Seller to:

Luminar Technologies, Inc.
2603 Discovery Drive, Suite 100
Orlando, FL 32826
Attn:      Alexander Fishkin
Email:   [REDACTED]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:      Ronit Berkovich; Gavin Westerman; Amanda Fenster
Email:    [REDACTED]

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent one day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by electronic mail (receipt confirmed), as the case may be.  Any party hereto or other recipient may from time to time change its contact information for purposes of this Agreement by giving notice of such change as provided herein.

10.4        Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed.  None of the parties may assign or transfer any of their respective rights or obligations under this Agreement, by operation of Law or otherwise, without the consent in writing of Buyer or the Seller, as applicable; provided, however, that (a) Buyer or Seller may assign its rights and interests under this Agreement (i) to any of its Affiliates at any time so long as (A) such assignment does not relieve Buyer or Seller, as applicable, of its respective obligations hereunder, and (B) such assignor provides written notice to the other Party of the identity of the assignee, and (C) such assignee is and remains an Affiliate of such assignor; or (ii) to an acquiror in the event of a change of control transaction of Buyer or Seller, as applicable, and (b) Seller may assign any of its rights or obligations under this Agreement to any of its controlled Affiliates or to any plan administrator, liquidator, examiner, receiver, trustee or similar party appointed on its behalf following that Closing (provided that such assignment does not relieve Seller of its respective obligations hereunder).

10.5       Severability. In the event that any one or more of the provisions set forth herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the Acquisition is not affected in any manner materially adverse to any party), it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Laws, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the Acquisition is not affected in any manner materially adverse to any party).

10.6       Amendments and Waivers. Any provision of this Agreement may be amended, or waived if, but only if, such amendment, or waiver is in writing and is signed, in the case of an amendment, by each of the parties, or, in the case of a waiver, by the party against whom the waiver is to be effective.  No course of dealing and no failure or delay on the part of any party in exercising any right, power or remedy conferred by this Agreement will operate as a waiver thereof or otherwise prejudice such party’s rights, powers or remedies.  The failure of any of the parties to require the performance of a term or obligation under this Agreement, or the waiver by any of the parties of any breach hereunder will not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any such subsequent breach hereunder.  No single or partial exercise of any right, power or remedy conferred by this Agreement will preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.7      Entire Agreement. This Agreement, including the Disclosure Schedule (and all exhibits and schedules thereto) and all Exhibits and Schedules to this Agreement, the Related Agreements and all other agreements referred to herein set forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersede any prior or contemporaneous understandings and agreements relating to the subject matter hereof and thereof.

10.8      No Third Party Beneficiaries. Except as expressly set forth in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities pursuant to or by reason of this Agreement.  Notwithstanding the foregoing, Section 10.11 (Enforcement) and Section 10.14 (Non-Recourse) shall be enforceable by each Seller Party or Nonparty Affiliate, as applicable, as if such Nonparty Affiliate was directly a party hereto.

10.9        Governing Law; Submission to Jurisdiction; Selection of Forum.

(a)         This Agreement, and all claims or causes of action (whether in contract, tort, or statute) based upon, arising out of, relating to, or in connection with this Agreement, the Related Agreements, or the Acquisition, or the negotiation, execution, or the performance of this Agreement or the Related Agreements or the Acquisition (including any claim or cause of action based upon, arising out of, relating to, or in connection with any representation of warranty made in or in connection with this Agreement, the Related Agreements, or the Acquisition as an inducement to enter into this Agreement, the Related Agreements, or the Acquisition), shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without giving effect to principles or rules of conflicts of law to the extent (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws or rules of any jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statutes of limitations or repose of any other jurisdiction.  In furtherance of the foregoing, the Laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive or procedural law of some other jurisdiction would ordinarily or necessarily apply.

(b)        Any Action based upon, arising under, out of, related to, or in connection with this Agreement, the Related Agreements, the negotiation, execution, or the performance of this Agreement or the Related Agreements, or the Acquisition shall be brought only in the Bankruptcy Court (provided, however, that upon the closing of the Bankruptcy Cases, the Parties agree that such Actions shall be brought only in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware located in New Castle County, Delaware, or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware)) (the foregoing courts, collectively, the “Chosen Courts”), and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue, or to convenience of forum, (ii) agrees that all claims in respect of the Action shall be heard and determined only in any such Chosen Court, (iii) agrees not to bring any Action arising out of, relating to or in connection with, this Agreement, the Related Agreements, the negotiation, execution, or the performance of this Agreement or the Related Agreements, or the Acquisition in any other court and consents to service being made through the notice procedures set forth in Section 10.3.  Nothing in this Section 10.9 shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence any Action, or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments or other orders obtained in any Action brought pursuant to this Section 10.9.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue in the Chosen Courts or any defense of inconvenient forum for the maintenance of such claims.  The Parties agree that a final judgment with respect to any such claims shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.10      Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES THAT ANY ACTION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, THE RELATED AGREEMENTS, OR THE ACQUISITION OR THE NEGOTIATION, EXECUTION, OR THE PERFORMANCE OF THIS AGREEMENT OR THE RELATED AGREEMENTS, OR THE ACQUISITION OR ANY CLAIM RELATED TO ANY OF THE FOREGOING IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR SUCH RELATED CLAIM.  EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR SUCH RELATED CLAIM, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11    Enforcement.  The parties hereto agree that irreparable damage could occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or legal remedies would not be an adequate remedy for any such damages.  Accordingly, it is agreed that prior to the valid termination of this Agreement the Parties shall be entitled to an injunction or injunctions to prevent or restrain breaches (or any threatened breaches) of this Agreement and to specifically enforce the terms and provisions of this Agreement (or to enforce compliance with the covenants and obligations of any other party under this Agreement in any court of competent jurisdiction), and in each case, appropriate equitable or injunctive relief shall be granted in connection therewith.  Such remedies shall be in addition to any other remedy to which any party is entitled at law or in equity.  In any action in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives (a) any defenses in any action for specific performance or injunctive relief, and agrees not to oppose the granting of an injunction, specific performance, or other equitable relief as provided herein on the basis that (i) the other Party has an adequate remedy at law or (ii) an award of specific performance or injunctive relief is not an appropriate remedy for any reason in Law or in equity and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.  If a Party to this Agreement institutes an Action for injunctive relief or specific performance and a court of competent jurisdiction does not award injunctive relief or specific performance to such party in an order in accordance with this Section 10.11, then such Party may institute an Action for monetary damages.

10.12      Limitation on Liability.  Notwithstanding anything in this Agreement or in any other Related Agreement to the contrary, (a) except in the event of Fraud, the maximum aggregate Liability of the Seller under this Agreement shall not exceed ten percent (10%) of the Closing Cash Consideration; and (b) in no event shall any Party have any Liability under this Agreement or any Related Agreement (including under this Article X) for any punitive damages except to the extent award to a third party and actually payable by Buyer; provided, that such limitation set forth in clause (b) of this Section 10.12 shall not limit any Party’s right to recover contract damages in connection with or resulting from such Party’s failure to close the Acquisition in breach or violation of this Agreement.

10.13    Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the Parties on separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument.  Any such counterpart, to the extent delivered by fax or by .pdf, .tif, .gif, .jpeg or similar attachment to email (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party will raise the use of an Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent that such defense relates to the lack of authenticity.

10.14     Non-Recourse.  All Liabilities or Actions (whether in Contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties hereto in the preamble to this Agreement or, if applicable, their successors and assigns (“Contracting Parties”).  No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountants, financial advisor or other representative of any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountants, financial advisor or other representative of any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in Contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or other Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims, causes of action, obligations and other Liabilities against any such Nonparty Affiliates.  It is expressly agreed that the Nonparty Affiliates to whom this Section 10.14 applies shall be third-party beneficiaries of this Section 10.14.

10.15     Legal Representation.  Each Party to this Agreement agrees, on its own behalf and on behalf of its Affiliates and Representatives, that Weil, Gotshal & Manges LLP may serve as counsel to the Seller and its Affiliates in connection with the negotiation, preparation, execution and delivery of this Agreement, the Related Agreements, and the consummation of the Acquisition, and that, following consummation of the Acquisition, Weil, Gotshal & Manges LLP may serve as counsel to the Seller or any Affiliate or Representative of the Seller, in connection with any Action or obligation arising out of or relating to the Acquisition, this Agreement, and the Related Agreements notwithstanding such prior representation of Seller or its Affiliates and each Party consents thereto and waives any conflict of interest arising therefrom, and each Party shall cause its Affiliates and Representatives to consent to waive any conflict of interest arising from such representation

10.16    Privilege.  Buyer, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that all attorney-client privileged communications between or among the Seller and its current or former Affiliates or Representatives and their counsel, including Weil, Gotshal & Manges LLP, made before the consummation of the Closing in connection with the negotiation, preparation, execution, delivery and Closing under this Agreement, any Related Agreement, any disputes arising out of, or relating to, or in connection with this Agreement, the interpretation or breach thereof, or the transactions contemplated thereby or, before the Closing, any other matter, shall continue after the Closing to be privileged communications with such counsel and neither Buyer nor any of its former or current Affiliates or Representatives nor any Person purporting to act on behalf of or through Buyer or any of its current of former Affiliates or Representatives, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer, the Business, or on any other grounds.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Time.

QUANTUM COMPUTING INC.

By:	/s/ Yuping Huang, Ph. D.
Name: Yuping Huang, Ph. D.
Title: Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Time.

LUMINAR TECHNOLOGIES, INC.

By:	/s/ Paul Ricci
Name: Paul Ricci
Title: Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Time.

LUMINAR, LLC

By:	/s/ Thomas Beaudoin
Name: Thomas Beaudoin
Title: President

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Time.

BFE ACQUISITION SUB II, LLC D/B/A BLACK FOREST ENGINEERING

By:	/s/ Thomas Beaudoin
Name: Thomas Beaudoin
Title: President

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Time.

CONDOR ACQUISITION SUB I, INC.

By:	/s/ Thomas Beaudoin
Name: Thomas Beaudoin
Title: President

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Time.

CONDOR ACQUISITION SUB II, INC.

By:	/s/ Thomas Beaudoin
Name: Thomas Beaudoin
Title: President

[SIGNATURE PAGE TO PURCHASE AGREEMENT]